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Exhibit 10.37

NET LEASE AGREEMENT

between

CCMRED 40, LLC
(as Landlord)

and

HESKA CORPORATION
(as Tenant)

NET LEASE AGREEMENT

        THIS NET LEASE AGREEMENT ("Lease"), dated effective as May 24, 2004, is entered into by and between CCMRED 40, LLC, a Colorado Limited Liability Company ("Landlord"), and HESKA CORPORATION, a Delaware Corporation ("Tenant").

WITNESSETH:

        1.    PRINCIPAL TERMS.    Capitalized terms, first appearing in quotations in this Section, elsewhere in the Lease, in the Development Agreement executed by Landlord and Tenant concurrently herewith ("Development Agreement") or in any Exhibits to the Lease and the Development Agreement, are definitions of such terms as used in the Lease, the Development Agreement and Exhibits and shall have the defined meaning whenever used.

1.1	"BUILDING":
An office, laboratory and warehouse building to consist of approximately sixty thousand seven hundred fifty-six (60,756) gross square feet and approximately fifty-eight thousand ninety-six (58,096) square feet of Rentable Building Area as defined in Section 5 below to be constructed upon the Real Property legally described on Exhibit B attached hereto and located within the Centerra development in the City of Loveland, Colorado (the "City").
1.2	"REAL PROPERTY":
Approximately 5.52 acres of real property depicted upon the Site Plan attached hereto as Exhibit A. The Landlord will become the owner of the Real Property on or before the sixtieth (60th) day following the date of this Lease as set forth above.
1.3	"INITIAL TERM":	Eighteen (18) years.
"Commencement Date":
The earlier of: (1) one hundred (100) days following the completion by Landlord of the Base Building Improvements as such term is defined in the Development Agreement, or (2) such earlier date upon which a temporary or final certificate of occupancy has been issued by the City permitting the lawful occupancy and use of the Building by the Tenant for the "Permitted Use." In no event shall the Commencement Date be delayed or extended as a result of Tenant's failure to timely discharge its obligations under the Development Agreement, including approval of the Plans and Specifications for the Building, the Development Budget, the description of Tenant Improvements or the completion of the Tenant Improvements, hereinafter referred to as "Tenant Delays."
	"Expiration Date":	The last day of the calendar month upon which the eighteenth (18th) anniversary of the Commencement Date occurs.
1.4	"BASE RENT":
The initial monthly Base Rent shall be equal to the sum of .00866667 multiplied times the final "Development Budget" approved by the parties in accordance with the terms and conditions of the Development Agreement of even date herewith entered into between Landlord and Tenant, as may thereafter be modified by change order. For example, if the final "Development Budget" approved by the parties is Eleven Million Seventy-One Thousand Eight Hundred Eighty-Six Dollars ($11,071,886.00) (without regard to the actual costs incurred by the Landlord in completion of the Project), then the initial monthly Base Rent shall be Ninety-Five Thousand Nine Hundred Fifty-Six Dollars and Thirty-Eight Cents ($95,956.38) computed as follows:
$11,071,886.00 × .00866667 = $95,956.38
The amount of the monthly Base Rent shall increase on the first (1st) anniversary of each year during the remaining Term of the Lease and any renewal options exercised by Tenant as follows:
		1.	The monthly Base Rent during Lease Year 2 shall be equal to one hundred six percent (106%) of the initial monthly Base Rent.
2.
The monthly Base Rent during Lease Years 3 through 18, inclusive, and during any renewal options exercised by Tenant, shall be equal to one hundred three percent (103%) of the adjusted monthly Base Rent during the previous Lease Year, resulting in a three percent (3%) increase over Lease Year 2 and each subsequent Lease Year, compounded annually.

Upon determination of the exact amount of the Development Budget, as modified by any change orders, pursuant to the terms of the Development Agreement, and regardless of the actual costs incurred by Landlord in construction of the Project prior to the Commencement Date, the parties shall enter into an Addendum to this Lease setting forth the actual monthly Base Rent and the actual annual Base Rent during each year of the Initial Term of this Lease and any renewal options exercised by the Tenant hereunder.
1.5	"OPERATING EXPENSES":
This Lease is a total net lease (a "net, net, net lease") whereby Tenant has the obligation to pay or reimburse to Landlord, all costs and expenses (including, without limitation, the costs and expenses outlined in Sections 6, 7, 8, 9 and 32 of this Lease) incurred by Landlord as a result of Landlord's ownership or operation of the Building and the Real Property, except those expenses for which the Landlord is expressly made liable hereunder. The Building and the Real Property shall be hereinafter jointly referred to as "Leased Premises." Landlord shall not be responsible for payment of any taxes, insurance, maintenance, repairs, capital improvements (other than initial Base Building Improvements), utilities or other operating expenses for the Leased Premises.
1.6	"DEPOSIT":	None.
1.7	"PERMITTED USE":	General Office, Laboratory and Warehouse Purposes, expressly excluding any retail sales activity therefrom.
1.8	GUARANTOR:	None.
1.9	LANDLORD'S NOTICE ADDRESS:	CCMRED 40, LLC Attention: Manager 2725 Rocky Mountain Avenue, Ste. 200 Loveland, CO 80538
With copy to:
Hasler, Fonfara and Maxwell LLP Attention: Joseph H. Fonfara 125 S. Howes, 6th Floor Fort Collins, CO 80521
1.10	LANDLORD'S TAX I.D.:	20-084509
1.11	TENANT'S NOTICE ADDRESS: Precommencement Address:	Heska Corporation Attention: Jason Napolitano 1613 Prospect Park Way Fort Collins, CO 80525
With copy to:
Equis Corporation Attention: Paul M. Keilt 8350 E. Crescent Parkway, Ste. 300 Greenwood Village, CO 80111
The Dow Law Firm, LLC Attention: Timothy J. Dow #7 Clock Tower Square 323 S. College Avenue Fort Collins, CO 80524
	Post Commencement Address:	Street address assigned to the Leased Premises by the City
1.12	TENANT'S TAX I.D.:	77-0192527
1.13	LANDLORD'S BROKER:	McWhinney Real Estate Services, Inc. 2725 Rocky Mountain Avenue, Ste. 200 Loveland, CO 80538
1.14	TENANT'S BROKER:	Equis Corporation 8350 E. Crescent Parkway, Ste. 300 Greenwood Village, CO 80111
1.15	ATTACHMENTS:	[check if applicable]
☒ Exhibit A—Site Plan
☒ Exhibit B—Legal Description of Real Property
☒ Exhibit C—List of Hazardous Substances
☒ Exhibit D—Lease Addendum
☒ Exhibit E—Commencement Certificate
☒ Exhibit F—Form of Estoppel Certificate

        2.    GENERAL COVENANTS.

            2.1    Tenant's Covenant.    Tenant covenants and agrees to pay Rent and perform the obligations hereafter set forth and in consideration therefor Landlord leases to Tenant the Real Property as depicted on the attached Exhibit A and legally described on Exhibit B. The Building and the Real Property are hereinafter jointly called the "Leased Premises."

            2.2    Restated and Amended Master Declaration.    Tenant acknowledges that the Leased Premises are or will be made subject to the Restated and Amended Master Declaration of Covenants, Conditions and Restrictions recorded December 28, 2001, at Reception No. 2001119890 of the Larimer County, Colorado records, together with any and all supplements thereto ("Centerra Declaration"). Tenant agrees to be bound by and to abide by all restrictions and requirements established by the Centerra Declaration.

        2.3    Public Improvement Fee.

          (a)   Tenant acknowledges that in connection with the installation of and payment for certain public improvements and other related purposes as more fully described in the Master Financing and Intergovernmental Agreement ("MF&I Agreement") among the City of Loveland, Colorado ("City"), the Loveland Urban Renewal Authority ("LURA"), Centerra Metropolitan District No. 1 and other parties, which purposes generally benefit the Leased Premises and its occupants and other real property in the vicinity thereof, Landlord and/or its affiliates (collectively, "Ownership Entities") are in the process of implementing the imposition and recordation of covenants with the Clerk and Recorder of Larimer County, Colorado ("PIF Covenants"), and other contractual means to establish and collect a public improvement fee ("PIF") on all Sales (as defined herein) generated by occupants of the Leased Premises, as further provided herein, which PIF is intended to be collected and disbursed by the Centerra Public Improvement Collection Corporation (the "PIC"), provided, however, that the PIC may designate one or more entities (each a "PIF Designated Receiving Entity"), which may be but is not limited to the City, to collect the PIF and perform certain other functions on behalf of the PIC in connection with the PIF.

          (b)   In the event retail sales activities are hereafter permitted on the Leased Premises and only to the extent applicable due to such retail sales activities occurring on the Leased Premises, and as a material consideration and inducement to Landlord's entering into this Lease, Tenant agrees to and acknowledges the following:

              (i)  Upon recordation of the PIF Covenants with the Clerk and Recorder of Larimer County, Colorado, this Lease and the Leased Premises shall be subject to the terms and conditions of the PIF Covenants. Tenant shall, upon written request by Landlord, evidence its written consent to and approval of the PIF Covenants and/or other contractual provisions to establish and collect the PIF within ten (10) days following Tenant's receipt of a written request by Landlord to Tenant, but only if the PIF Covenants and/or other contractual provisions do not materially increase the liability of Tenant under this Lease and under this Section 2.3 and shall be, in all material respects, consistent with the provisions of this Section 2.3.

             (ii)  Tenant acknowledges that Tenant and the public at large will be benefited by the improvements paid from the PIF revenues and hereby agrees that, for the duration of the Term of this Lease, unless previously notified by the PIC of the termination of this obligation, Tenant shall impose the PIF in the amount of 1.25 percent (or such lesser amount, as may be specified by the PIC, and consented to by the City, from time to time) on all Tenant's Sales (as defined in Section 2.5 hereof) originating from or occurring upon the Leased Premises, which PIF shall be used by the PIC for any lawful purpose. Whether or not collected from customers, Tenant shall pay the PIF monthly, as set forth herein, in arrears, in an amount equal to 1.25 percent of all Tenant's Sales (or such lesser amount, as may be specified by the PIC, and consented to by the City, from time to time) originating from or occurring upon the Leased Premises during such month. Such PIF shall be due and payable without notice within twenty (20) days after the close of each calendar month, and, unless the PIC in its sole discretion otherwise directs, shall be paid directly to the location of the PIF Designated Receiving Entity, in funds payable to the PIC or other payee in accordance with guidelines provided by the PIF Designated Receiving Entity. Tenant shall comply with all uniform guidelines established by the PIC or PIF Designated Receiving Entity with respect to the calculation and payment of the PIF due hereunder to the extent consistent with the definition of "Sales" herein. The PIF shall be calculated and imposed on transactions at the rate stated herein prior to the calculation and assessment of any sales taxes required to be imposed by law. The PIF shall be added to the sales price for transactions subject to sales tax prior to the addition of sales taxes. All sales taxes of other taxing entities shall be calculated and assessed on the sum of the sales price plus the amount of the PIF.

            (iii)  Tenant acknowledges that it is the intention of the parties to the MF&I Agreement that the PIF will be imposed only for so long as the City Sales Tax Credit (described below) remains in effect (including as a result of an inability to reinstate the full City Sales Tax after the intended termination date of the Sales Tax Credit), and only in the amount of the Sales Tax Credit (as the same may be decreased in accordance with the provisions of the MF&I Agreement), such that the imposition of the PIF will at no time result in a net increase in the combined City Sales Tax and PIF imposed on the Leased Premises. Pursuant to the MF&I Agreement, the City has agreed to provide for a credit (the "Sales Tax Credit") in the amount of 1.25% against the retail sales tax collected by the City on sales subject to the Sales Tax made within the Centerra PIF Property under all regulations in effect at the time the Sales Tax Credit is given. Such Sales Tax Credit is intended to be effective for a period not to exceed May 2029, and may be reduced in accordance with the provisions of the MF&I Agreement; provided, however, that, after such date, the effectiveness of the Sales Tax Credit may continue for an indeterminate time if voter approval is required to reinstate the Sales Tax to its previous level (in which case the PIF will continue as described above). The PIC is to provide notice of any change in the amount or termination of the PIF to the Tenant so as to cause, to the extent reasonably possible, the PIF to equal the amount of the Sales Tax Credit then in effect (including the Sales Tax Credit remaining in effect beyond its intended termination date as a result of an inability to reinstate the Sales Tax in full). Notwithstanding any of the foregoing, the Tenant shall be obligated to pay the PIF in the amount of 1.25 percent on all Sales, in accordance with the preceding subparagraph, unless advised of a reduction or termination of the PIF by the PIC (which reduction or termination shall be consented to by the City).

            (iv)  Tenant agrees to provide to the PIF Designated Receiving Entity copies of all written reports, returns, statements, records, declarations and any amendments or supplements thereto relating to its sales taxes paid to the City at such time as such documents are provided to the City and such reports relating to the PIF revenues as may be reasonably required by the PIC or its PIF Designated Receiving Entity as collector of the PIF; provided that, if available at the time that PIF revenues are to be paid to the PIF Designated Receiving Entity, such reports for the corresponding sales tax period shall be submitted to the PIF Designated Receiving Entity together with the PIF and PIF reports for such period. Tenant hereby authorizes the PIF Designated Receiving Entity, the PIC, Landlord, Centerra Metropolitan District No. 1, any trustee for bonds secured by the PIF, and the Centerra Public Improvement Development Corporation (collectively, the "PIF Enforcing Parties"), upon reasonable advance notice, to audit Tenant's books and records kept in connection with the Premises as reasonably necessary to determine compliance with the provisions of this Section 2.3, provided that the results of such audit shall be held confidential, and will be used only for purposes of collecting the PIF due, enforcing Tenant's obligations hereunder with respect to the PIF and otherwise monitoring compliance with the provisions hereof relating to the PIF, except with respect to information provided to Dissemination Agents and Investors (as defined below), and except for such disclosures or publications as may be required by applicable laws; provided, however that such information may be disclosed to the same entities and in the same manner as the reports described in the following subparagraph may be disclosed. If any subsequent adjustments, additions or modifications are made to any City sales taxes reported, remitted or paid by the Tenant to the City with respect to sales taxes, the Tenant will provide the PIF Designated Receiving Entity with true and complete copies of all revised sales tax reports or other written material issued or received by Tenant in regard thereto. If any such adjustment increases the amount of the PIF which the Tenant is required to remit or pay, or results in a refund of such PIF, the Tenant will immediately pay such additional PIF in the amount due, or will receive an appropriate credit against the next PIF due from the Tenant in the amount of such excess PIF. The Tenant will claim such credits or pay such additional PIF in the next monthly reporting period by use of the standard PIF reports relating to reporting and remittance forms. Tenant shall not be obligated to make any payment of PIF not specifically imposed under the PIF Covenants or other contractual means established by Landlord.

             (v)  Tenant agrees that any reports relating to City sales tax or the PIF provided by Tenant to the PIF Designated Receiving Entity may be disclosed by the PIF Designated Receiving Entity to a PIF Enforcing Party, the LURA, the Districts, any entity charged with distributing information to investors in bonds or other obligations secured by the PIF revenues (a "Dissemination Agent") and certain investors and potential investors in the Leased Premises and their consultants ("Investors") and otherwise will be kept confidential and used only for purposes of collecting the PIF due, enforcing Tenant's obligations hereunder with respect to the PIF and otherwise monitoring compliance with the provisions hereof relating to the PIF, except with respect to information provided to Dissemination Agents, and except for such disclosures or publications as may be required by applicable laws; provided that any information submitted by or pertaining specifically to the Tenant provided by the PIF Designated Receiving Entity to Dissemination Agents or Investors will be made only on an aggregated basis with the similar information submitted by other tenants of the Landlord and without separate identification (direct or indirect) of the PIF, the Sales or City or State sales taxes of the Tenant. If reasonably necessary, within twenty (20) days following a request in writing by Landlord, Tenant will execute a waiver in form reasonably acceptable to the PIC permitting use of its reports for this limited purpose.

            (vi)  Tenant shall not object to the execution and recordation of PIF Covenants and/or other reasonable instruments creating and enforcing the PIF, so long as the PIF payable by the Tenant does not exceed 1.25 percent of Tenant's Sales originating from or occurring upon the Leased Premises and the PIC notifies Tenant within ten (10) days after a determination that the PIF is no longer due.

           (vii)  Tenant shall comply with all reasonable policies and requirements established by the PIC or the PIF Designated Receiving Entity regarding notification to customers of the assessment and collection of the PIF as such policies and requirements are communicated to Tenant in writing from time to time by the PIC or its PIF Designated Receiving Entity.

          (viii)  In no event whatsoever shall any provisions of this Lease be deemed to reduce or abate Tenant's obligations respecting payment of the PIF as set forth in this Section 2.3. The failure or refusal of Tenant to assess, collect and/or remit the PIF, or comply with the requirements concerning notification to customers required in this Section 2.3 shall constitute a default by Tenant under this Lease pursuant to Section 19 of this Lease. Any payment of the PIF not paid when due hereunder shall bear interest at the rate specified in the PIF Covenants, and Tenant shall bear all costs of enforcement and collection thereof, including reasonable attorneys' fees.

            (ix)  Landlord covenants that for so long as the PIF Covenants and the MF&I Agreement are in effect with respect to the PIF, all land described in the MF&I Agreement will be subject to the PIF and the PIF Covenants.

          (c)   CENTERRA METROPOLITAN DISTRICT NO. 1, THE TRUSTEE OF ANY CENTERRA METROPOLITAN DISTRICT NO. 1 BONDS, THE CENTERRA PUBLIC IMPROVEMENT DEVELOPMENT CORPORATION, THE CENTERRA PUBLIC IMPROVEMENT COLLECTION CORPORATION ("PIC"), THE CITY AND ANY PIF DESIGNATED RECEIVING ENTITY AS COLLECTING AGENT ARE HEREBY EXPRESSLY MADE THIRD PARTY BENEFICIARIES (COLLECTIVELY, "THIRD PARTY BENEFICIARIES") OF TENANT'S OBLIGATIONS UNDER THIS SECTION 2.3, INCLUDING, BUT NOT LIMITED TO, THE ASSESSMENT, COLLECTION, AND REMITTANCE OF PIF, BUT NOT WITH RESPECT TO ANY OTHER PROVISION. TENANT ACKNOWLEDGES AND AGREES THAT EACH OF THE THIRD PARTY BENEFICIARIES SHALL HAVE A DIRECT CAUSE OF ACTION AND FULL RIGHT AND AUTHORITY TO ENFORCE TENANT'S OBLIGATIONS UNDER THIS SECTION 2.3, AND THAT NO DEFAULT BY LANDLORD UNDER ANY PROVISION OF THIS LEASE SHALL ENTITLE TENANT TO ANY OFFSET, DEDUCTION OR OTHER DEFENSE TO THE PAYMENT OF THE PIF DUE HEREUNDER.

          LANDLORD AND TENANT HEREBY ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 2.3 HAVE BEEN OR SHALL BE APPROVED OR AGREED TO BY EACH OF THE THIRD PARTY BENEFICIARIES, AND THAT SAID ENTITIES ARE OR WILL BE RELYING UPON THESE PROVISIONS IN TAKING CERTAIN ACTIONS WITH RESPECT TO THE PIF AND THE PUBLIC IMPROVEMENTS WITH THE EXPRESS CONDITION THAT THIS SECTION 2.3 SHALL NOT BE AMENDED, MODIFIED OR WAIVED WITHOUT THE PRIOR WRITTEN CONSENT OF THE PIC, THE CITY AND CENTERRA METROPOLITAN DISTRICT NO. 1. LANDLORD AND TENANT THEREFORE AGREE THAT NO AMENDMENT OR MODIFICATION SHALL BE MADE TO, NOR ANY WAIVER MADE OR ACCEPTED BY LANDLORD, WITH RESPECT TO THIS SECTION 2.3 AND THAT ANY SUCH PROPOSED AMENDMENT, MODIFICATION OR WAIVER SHALL BE VOID AND OF NO FORCE AND EFFECT UNLESS THE PIC, THE CITY AND CENTERRA METROPOLITAN DISTRICT NO. 1 SHALL CONSENT IN WRITING TO THE PROPOSED AMENDMENT, MODIFICATION OR WAIVER.

          (d)   Any right, title or interest of the Landlord in the PIF and the obligations of the Tenant under this Lease relating thereto may be assigned by the Landlord to any other entity, including a PIF Enforcing Party; provided, however, notwithstanding any such assignment, Landlord shall be entitled to enforce this Section 2.3 against the Tenant in the event Tenant fails to comply with the provisions thereof.

          (e)   Notwithstanding anything contained in this Lease to the contrary the Landlord shall not have and will not be legally entitled, authorized or empowered to exercise any dominion or control over any of the PIF revenues imposed or collected pursuant to this Lease, the PIF Covenant and the MF&I Agreement. To the extent any PIF revenue is collected by the Landlord, such party shall be acting as agent for, and on behalf of, the PIC in implementing the provisions of this Lease relating to the PIF and providing for the collection and payment of PIF revenues pursuant to this Lease, the PIF Covenant and the MF&I Agreement. The PIF revenues shall be the property of the parties entitled thereto pursuant to the provision of the MF&I Agreement and any other agreement relating to the collection and payment of the PIF revenues entered into by the PIC, and shall not be the property of the Landlord.

        2.4    Retail Sales Fee.

          (a)   Tenant acknowledges that in connection with the operation, maintenance and installation of and payment for certain public improvements and/or other purposes as more fully described in the MF&I Agreement, related to the Leased Premises and its occupants and other real property in the vicinity thereof, Landlord and/or its Ownership Entities are in the process of imposing and recording covenants with the Clerk and Recorder of Larimer County, Colorado ("RSF Covenants"), and other contractual means to establish and collect a private retail sales fee ("RSF") in an amount not to exceed 1.00 percent (or such lesser amount, as designated by the Primary RSF Recipient, as defined herein, from time to time) of all Sales generated by occupants of the Leased Premises. It is intended that the RSF will be payable to a profit or nonprofit entity (the "Primary RSF Recipient") to be, or to be designated by, Centerra Retail Sales Fee Corporation ("Centerra RSF Corporation"). The Primary RSF Recipient may designate one or more entities (each a "RSF Designated Receiving Entity"), which may be but is not limited to the City, to collect the RSF and perform certain other functions on behalf of the Primary RSF Recipient in connection with the RSF. All references to Primary RSF Recipient and RSF Designated Receiving Entity herein shall mean Centerra RSF Corporation until such time as Centerra RSF Corporation has designated in writing other entities to serve in such capacities and has caused notice thereof to be provided to the Tenant.

          (b)   In the event retail sales activities are hereafter permitted on the Leased Premises and only to the extent applicable due to such retail sales activities occurring on the Leased Premises, and as a material consideration and inducement to Landlord's entering into this Lease, Tenant agrees to and acknowledges the following:

              (i)  Upon recordation of the RSF Covenants with the Clerk and Recorder of Larimer County, Colorado, this Lease and the Leased Premises shall be subject to the terms and conditions of the RSF Covenants. Tenant shall, upon written request by Landlord, evidence its written consent to and approval of the RSF Covenants and/or other contractual provisions to establish and collect the RSF within ten (10) days following Tenant's receipt of a written request by Landlord or the Primary RSF Recipient to Tenant, but only if the RSF Covenants and/or other contractual provisions do not materially increase the liability of Tenant under this Lease and under this Section 2.4 and shall be, in all material respects, consistent with the provisions of this Section 2.4.

             (ii)  Tenant acknowledges that Tenant and the public at large will be benefited by the improvements paid from the RSF revenues and hereby agrees that, for the duration of the Term of this Lease, unless previously notified by the Primary RSF Recipient of the termination of this obligation, Tenant shall impose the RSF in the amount of 1.00 percent (or such lesser amount, as may be specified by the Primary RSF Recipient from time to time) on all Tenant's Sales (as defined in Section 2.5 hereof) originating from or occurring upon the Leased Premises, which RSF shall be used to pay for Eligible Costs (as defined herein). Whether or not collected from customers, Tenant shall pay the RSF monthly, as set forth herein, in arrears, in an amount equal to 1.00 percent of all Tenant's Sales (or such lesser amount, as may be specified by the Primary RSF Recipient from time to time) originating from or occurring upon the Leased Premises during such month. Such RSF shall be due and payable without notice within twenty (20) days after the close of each calendar month, and, unless the Primary RSF Recipient in its sole discretion otherwise directs, shall be paid directly to the location of the RSF Designated Receiving Entity, in funds payable to the Primary RSF Recipient or other payee in accordance with guidelines provided by the RSF Designated Receiving Entity. Tenant shall comply with all uniform guidelines established by the Primary RSF Recipient or RSF Designated Receiving Entity with respect to the calculation and payment of the RSF due hereunder to the extent consistent with the definition of "Sales" herein. The RSF shall be calculated and imposed on transactions at the rate stated herein prior to the calculation and assessment of any sales taxes required to be imposed by law. The RSF shall be added to the sales price for transactions subject to sales tax prior to the addition of sales taxes. All sales taxes of other taxing entities shall be calculated and assessed on the sum of the sales price plus the amount of the RSF.

            (iii)  Tenant agrees to provide to the RSF Designated Receiving Entity copies of all written reports, returns, statements, records, declarations and any amendments or supplements thereto relating to its sales taxes paid to the City at such time as such documents are provided to the City and such reports relating to the RSF revenues as may be reasonably required by the Primary RSF Recipient or its RSF Designated Receiving Entity as collector of the RSF; provided that, if available at the time that RSF revenues are to be paid to the RSF Designated Receiving Entity, such reports for the corresponding sales tax period shall be submitted to the RSF Designated Receiving Entity together with the RSF and RSF reports for such period. Tenant hereby authorizes the RSF Designated Receiving Entity, the Primary RSF Recipient, any other RSF Recipient (as defined in subparagraph [d] hereof), the Landlord, and any trustee for bonds secured by the RSF (collectively, the "RSF Enforcing Parties"), upon reasonable advance notice, to audit Tenant's books and records kept in connection with the Premises as reasonably necessary to determine compliance with the provisions of this Section 2.4, provided that the results of such audit shall be held confidential, and will be used only for purposes of collecting the RSF due, enforcing Tenant's obligations hereunder with respect to the RSF and otherwise monitoring compliance with the provisions hereof relating to the RSF, except with respect to information provided to Dissemination Agents and Investors (as defined below), and except for such disclosures or publications as may be required by applicable laws; provided, however that such information may be disclosed to the same entities and in the same manner as the reports described in the following subparagraph may be disclosed. If any subsequent adjustments, additions or modifications are made to any City sales taxes reported, remitted or paid by the Tenant to the City with respect to sales taxes, the Tenant will provide the RSF Designated Receiving Entity with true and complete copies of all revised sales tax reports or other written material issued or received by Tenant in regard thereto. If any such adjustment increases the amount of the RSF which the Tenant is required to remit or pay, or results in a refund of such RSF, the Tenant will immediately pay such additional RSF in the amount due, or will receive an appropriate credit against the next RSF due from the Tenant in the amount of such excess RSF. The Tenant will claim such credits or pay such additional RSF in the next monthly reporting period by use of the standard RSF reports relating to reporting and remittance forms. Tenant shall not be obligated to make any payment of RSF not specifically imposed under the RSF Covenants or other contractual means established by Landlord.

            (iv)  Tenant agrees that any reports relating to City sales tax or the RSF provided by Tenant to the RSF Designated Receiving Entity may be disclosed by the RSF Designated Receiving Entity to an RSF Enforcing Party, any entity charged with distributing information to investors in bonds or other obligations secured by the RSF revenues (a "Dissemination Agent") and certain investors and potential investors in the Leased Premises and their consultants ("Investors") and otherwise will be kept confidential and used only for purposes of collecting the RSF due, enforcing Tenant's obligations hereunder with respect to the RSF and otherwise monitoring compliance with the provisions hereof relating to the RSF, except with respect to information provided to Dissemination Agents, and except for such disclosures or publications as may be required by applicable laws; provided that any information submitted by or pertaining specifically to the Tenant provided by the RSF Designated Receiving Entity to Dissemination Agents or Investors will be made only on an aggregated basis with the similar information submitted by other tenants of the Landlord and without separate identification (direct or indirect) of the RSF, the Sales or City or State sales taxes of the Tenant. If reasonably necessary, within twenty (20) days following a request in writing by Landlord, Tenant will execute a waiver in form reasonably acceptable to the Primary RSF Recipient permitting use of its reports for this limited purpose.

             (v)  Tenant shall not object to the execution and recordation of RSF Covenants and/or other reasonable instruments creating and enforcing the RSF, so long as the RSF payable by the Tenant does not exceed 1.00 percent of Tenant's Sales originating from or occurring upon the Premises and the Primary RSF Recipient notifies Tenant within ten (10) days after a determination that the RSF is no longer due.

            (vi)  Tenant shall comply with all reasonable policies and requirements established by the Primary RSF Recipient or the RSF Designated Receiving Entity regarding notification to customers of the assessment and collection of the RSF as such policies and requirements are communicated to Tenant in writing from time to time by the Primary RSF Recipient or its RSF Designated Receiving Entity.

           (vii)  In no event whatsoever shall any provisions of this Lease be deemed to reduce or abate Tenant's obligations respecting payment of the RSF as set forth in this Section 2.4. The failure or refusal of Tenant to assess, collect and/or remit the RSF, or comply with the requirements concerning notification to customers required in this Section 2.4 shall constitute a default by Tenant under this Lease pursuant to Section 19 of this Lease. Any payment of the RSF not paid when due hereunder shall bear interest at the rate specified in the RSF Covenants, and Tenant shall bear all costs of enforcement and collection thereof, including reasonable attorneys' fees.

          (c)   THE PRIMARY RSF RECIPIENT, ANY RSF DESIGNATED RECEIVING ENTITY AS COLLECTING AGENT, AND ANY OTHER RSF RECIPIENT ARE HEREBY EXPRESSLY MADE THIRD PARTY BENEFICIARIES (COLLECTIVELY, "THIRD PARTY BENEFICIARIES") OF TENANT'S OBLIGATIONS UNDER THIS SECTION 2.4, INCLUDING, BUT NOT LIMITED TO, THE ASSESSMENT, COLLECTION, AND REMITTANCE OF RSF, BUT NOT WITH RESPECT TO ANY OTHER PROVISION. TENANT ACKNOWLEDGES AND AGREES THAT EACH OF THE THIRD PARTY BENEFICIARIES SHALL HAVE A DIRECT CAUSE OF ACTION AND FULL RIGHT AND AUTHORITY TO ENFORCE TENANT'S OBLIGATIONS UNDER THIS SECTION 2.4, AND THAT NO DEFAULT BY LANDLORD UNDER ANY PROVISION OF THIS LEASE SHALL ENTITLE TENANT TO ANY OFFSET, DEDUCTION OR OTHER DEFENSE TO THE PAYMENT OF THE RSF DUE HEREUNDER.

          LANDLORD AND TENANT HEREBY ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 2.4 HAVE BEEN OR SHALL BE APPROVED OR AGREED TO BY EACH OF THE THIRD PARTY BENEFICIARIES, AND THAT SAID ENTITIES ARE OR WILL BE RELYING UPON THESE PROVISIONS IN TAKING CERTAIN ACTIONS WITH RESPECT TO THE RSF AND THE PUBLIC IMPROVEMENTS AND ELIGIBLE COSTS WITH THE EXPRESS CONDITION THAT THIS SECTION 2.4 SHALL NOT BE AMENDED, MODIFIED OR WAIVED WITHOUT THE PRIOR WRITTEN CONSENT OF THE PRIMARY RSF RECIPIENT. LANDLORD AND TENANT THEREFORE AGREE THAT NO AMENDMENT OR MODIFICATION SHALL BE MADE TO, NOR ANY WAIVER MADE OR ACCEPTED BY LANDLORD, WITH RESPECT TO THIS SECTION 2.4 AND THAT ANY SUCH PROPOSED AMENDMENT, MODIFICATION OR WAIVER SHALL BE VOID AND OF NO FORCE AND EFFECT UNLESS THE PRIMARY RSF RECIPIENT SHALL CONSENT IN WRITING TO THE PROPOSED AMENDMENT, MODIFICATION OR WAIVER.

          (d)   Any right, title or interest of the Landlord or the Primary RSF Recipient in the RSF and the obligations of the Tenant under this Lease relating thereto may be, and is expected to be, assigned by the Landlord to any other entity, including an RSF Enforcing Party; provided, however, notwithstanding any such assignment, Landlord shall be entitled to enforce this Section 2.4 against the Tenant in the event Tenant fails to comply with the provisions thereof. Any such party to whom rights to all or any portion of the RSF revenues are assigned by the Landlord or the Primary RSF Recipient is referred to herein as an "RSF Recipient."

          (e)   Notwithstanding anything contained in this Lease to the contrary the Landlord (i) shall not have and will not be legally entitled, authorized or empowered to exercise any dominion or control over any of the RSF revenues imposed or collected pursuant to this Lease or the RSF Covenant; and (ii) to the extent any RSF revenue is collected by the Landlord, such party shall be acting as agent for, and on behalf of, the Primary RSF Recipient in implementing the provisions of this Lease relating to the RSF and providing for the collection and payment of RSF revenues pursuant to this Lease and the RSF Covenant, unless the Landlord specifically claims or is assigned rights to the RSF revenues in any agreement relating to the collection or disbursement of the RSF revenues entered into by the Primary RSF Recipient. The RSF revenues shall be the property of the RSF Recipients entitled thereto pursuant to the provision of any agreement relating to the collection or disbursement of the RSF revenues entered into by the Primary RSF Recipient, and shall not be the property of the Landlord, unless so claimed or specified in any such agreement.

        2.5    Definition of Sales; Modification or Amendment of PIF and/or RSF; Not a Tax.

          (a)

              (i)  For purposes of Sections 2.3 and 2.4 above and the imposition and collection of the PIF and the RSF, subject to subparagraph (ii) hereof, the term "Sales" shall mean and refer to any and all retail sales transactions by Tenant of tangible personal property initiated, consummated, conducted, transacted, originated from or otherwise occurring from or within any portion of the Leased Premises which are on the date of recording of the PIF Covenant subject to a retail sales tax of the City and not a use tax pursuant to the Sales Tax Ordinances, plus any and all retail sales transactions by any Tenant of tangible personal property initiated, consummated, conducted, transacted, originated from or otherwise occurring from or within any portion of the Leased Premises which are from time to time in the future subject to a retail sales tax of the City and not a use tax pursuant to the Sales Tax Ordinances of the City, as amended from time to time, less any sales transactions specified by the PIC as exempt from the PIF or RSF, as applicable, from time to time (provided, however, that with respect to the PIF, such reduction shall be subject to the consent of the City).

             (ii)  For purposes of the imposition of RSF as set forth in Section 2.4 hereof, "Sales" shall not include any transaction relating to passenger vehicles, whether new or used; provided, however, that this exclusion does not apply to transactions relating to automotive parts.

          (b)   For purposes of Section 2.4 above and the imposition and collection of the RSF, the term "Eligible Costs" shall mean and refer to: (i) administrative costs of the PIC, PIF Designated Receiving Entity, RSF Designated Receiving Entity or any other entity charged with collecting, disbursing or performing any other functions in connection with the PIF or RSF, as applicable, to the extent such costs are related to the performance of such functions; (ii) Bond Requirements; (iii) the costs of public facilities and improvements generally benefiting the Centerra development the costs of which may, in accordance with the Colorado Special District Act, Colorado Revised Statutes Title 32, Article 1, Parts 1-16 inclusive, lawfully be paid for by the metropolitan districts, or may, in accordance with the Colorado Urban Renewal Law, Colorado Revised Statutes Title 31, Article 25, Part I, lawfully be paid for by the LURA, including costs of design, acquisition, construction, financing, operation and maintenance, and any reimbursements of such costs; (iv) any fees assessed by the City in connection with the construction of improvements in all or any portion of the Centerra development; (v) costs related to support of the High Plains Environmental Center; and (vi) any use of funds lawfully permitted to be undertaken by Centerra Metropolitan District No. 1.

          (c)   For purposes of the definition of Eligible Costs above and the imposition and collection of the PIF and the RSF, "Bond Requirements" shall mean and refer to principal, interest, premiums, if any, capitalized interest, costs of issuance, any necessary reserves or administrative fees, including bond trustee fees, or any other amounts due or which may become due on or in connection with, and any necessary and appropriate costs relating to the issuance of, and debt or obligations payable in whole or in part by the PIF revenues or RSF revenues, in accordance with the terms of such obligations or the terms of the MF&I Agreement, or bonds issued by the City of Loveland Special Improvement District No. 1, and any organizational costs related to the formation of metropolitan districts in connection with the Centerra development, the PIC or the Centerra Public Improvement Development Corporation, or costs related to the formation of the urban renewal area relating to the Centerra development.

          (d)   The terms of Sections 2.3 and 2.4 above may be modified or amended by Landlord without Tenant's consent, only if the following conditions are satisfied:

              (i)  Such modification or amendment is permitted by this Section 2.5, the PIF Covenants, the RSF Covenants and/or the MF&I Agreement.

             (ii)  Such modification or amendment shall be equally applicable to all tenants and/or owners who are subject to the PIF and RSF.

            (iii)  Such modification or amendment shall not materially increase the liability of Tenant under this Lease or Sections 2.3 or 2.4 hereof.

            (iv)  To the extent applicable, such modification or amendment shall comply with the provisions of the PIF Covenants, the RSF Covenants, the MF&I Agreement and/or the requirements of bond counsel to preserve the tax-exempt status of any bonds issued which are collateralized by a pledge of the PIF revenues.

             (v)  Any proposed modification or amendment to the provisions affecting the PIF shall be approved in writing by the PIC, the City, and Centerra Metropolitan District No. 1.

          (e)   TENANT HEREBY ACKNOWLEDGES THAT THE PIF AND RSF ARE NOT TAXES IN ANY FORM AND THAT THE COLLECTION THEREOF AND THE AUTHORITY TO COLLECT THE SAME ARE DERIVED THROUGH THIS LEASE, THE PIF COVENANTS, THE RSF COVENANTS AND/OR OTHER CONTRACTUAL PROVISIONS OBLIGATING THE PAYMENT OF THE SAME.

          (f)    Notwithstanding any provision of this Article 2 to the contrary, Tenant acknowledges and agrees that retail sales activities are not permitted on the Leased Premises and shall not be permitted without the prior written consent of Landlord. However, pursuant to the MF&I Agreement, a PIF Covenant will be recorded on certain real property, including the Leased Premises, and an RSF Covenant may be recorded on various parcels of property within the development known as Centerra, including, but not limited to, the Leased Premises. No obligation shall exist to collect the PIF or the RSF if "retail Sales" are not permitted on the Leased Premises.

          (g)   After the recordation of the PIF Covenants and the RSF Covenants, Landlord shall, upon written request by Tenant, enter into an amendment to this Lease modifying and amending Sections 2.3, 2.4 and 2.5 to indicate that the Leased Premises are subject to the terms, covenants and conditions of the PIF Covenants and the RSF Covenants.

        3.    TERM.    The Initial Term of the Lease commences at 12:01 a.m. on the Commencement Date and terminates at 12:00 midnight on the Expiration Date (the Initial Term together with any extensions thereof is herein referred to as the "Term"). Notwithstanding the foregoing, in the event that either Landlord or Tenant shall elect to terminate the Development Agreement prior to the expiration of the "Approval Period" as defined therein, then, in such event, this Lease shall be deemed terminated and cancelled, in which event neither party shall have any further rights or liabilities hereunder.

        4.    RENT.

          4.1   Commencing on the Commencement Date and prorated to the first day of the following calendar month, if applicable, and on the first day of each month thereafter, Tenant shall pay Base Rent in the amount stated in Section 1.4, in advance without notice (all amounts, including Base Rent, to be paid by Tenant pursuant to this Lease as the context requires are sometimes referred to collectively as "Rent[s]"). Rents shall be paid without set off, abatement, or diminution, at the office of Landlord in Loveland, Colorado, or at such other place as Landlord from time to time designates in writing. The Rent Commencement Date and the Tenant's Rent obligations and other obligations under this Lease will not be delayed or extended as a result of Tenant Delays.

          4.2   Tenant understands and agrees that this Lease is a total net lease (a "net, net, net lease") whereby Tenant has the obligation to pay or reimburse to Landlord, all costs and expenses (including, without limitation, the costs and expenses outlined in Sections 6, 7, 8 and 9 of this Lease) incurred by Landlord as a result of Landlord's ownership and operation of the Leased Premises, except as expressly provided otherwise herein. Landlord shall not be responsible for payment of any taxes, insurance, maintenance, repairs, capital improvements (following Completion of the initial Base Building Improvements), utilities or other expenses associated with the ownership, maintenance or operation of the Leased Premises. Landlord and Tenant further agree that any reimbursements owing by Tenant to Landlord pursuant to the terms of this Lease shall constitute additional rent due under the terms of this Lease.

          4.3   In the event Tenant does not fully utilize the Tenant Improvement Allowance granted to Tenant pursuant to the Development Agreement, and if allowed by Landlord's Construction Lender, Landlord shall grant Tenant a credit against any Rent due hereunder in an amount equal to the unused Tenant Improvement Allowance, only to the extent permitted by Landlord's Construction Lender.

        5.    COMPLETION OF LEASED PREMISES.

          5.1   Landlord shall, at its expense, construct the Base Building Improvements (as such term is defined in the Development Agreement) and, following substantial completion of the Base Building Improvements, Tenant shall commence and complete construction of the Tenant Improvements (as such term is defined in the Development Agreement), resulting in the construction of an office, laboratory and warehouse building containing approximately sixty thousand seven hundred fifty-six (60,756) gross square feet and approximately fifty-eight thousand ninety-six (58,096) square feet of Rentable Building Area computed substantially in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-1996) ("Rentable Building Area"). Notwithstanding the foregoing, the actual gross square footage contained in the Building and the Rentable Building Area shall be determined by Landlord and Tenant prior to the expiration of the Approval Period (as such term is defined in the Development Agreement). The Building shall be a combined one (1) and two (2) story, pre-cast concrete structure. Such Building, together with accessory driveways, sidewalks, landscaping, signage, dumpster enclosures, parking and utilities shall be constructed in accordance with the Development Agreement by Landlord and Tenant. Landlord shall have no responsibility for the installation or construction of any improvements which are not identified and included in the Development Agreement as "Base Building Improvements" and Tenant shall be responsible for all other improvements required for completion of the Building, including the Tenant Improvements.

          If Landlord fails to deliver possession of the substantially completed Base Building Improvements to Tenant on or before the date which is one hundred forty-six (146) business days (i.e. excluding Saturdays, Sundays and State and National holidays) after the issuance of a building permit by the appropriate governmental authorities for the construction of the Base Building Improvements, then for each day possession is delayed beyond that date for any reason other than Tenant Delays, Landlord shall pay to Tenant, in lieu of any other damages, liquidated damages in the amount of Seven Hundred Fifty Dollars ($750.00) per day until possession is delivered as required by this Lease up to a maximum of ninety (90) days or Sixty-Seven Thousand Five Hundred Dollars ($67,500.00) in total daily penalties.

          5.2   Upon completion of the Base Building Improvements by Landlord pursuant to the terms of the Development Agreement, Tenant shall accept the Leased Premises in their "as is" condition on the Commencement Date subject only to outstanding "punchlist" items required of Landlord. Taking possession of the Leased Premises by Tenant for the purpose of completing Tenant Improvements shall be conclusive evidence that the Leased Premises are in the condition agreed between Landlord and Tenant subject only to such outstanding "punchlist" items required of Landlord and the one (1) year warranty set forth in Section 8 below.

        6.    REAL AND PERSONAL PROPERTY TAXES AND ASSESSMENTS.

          6.1   Landlord shall deliver or cause to be delivered to Tenant within thirty (30) days after receipt thereof, copies of any notices for the payment of taxes and/or assessments received by Landlord relating to the Leased Premises. Tenant shall be responsible for, and shall promptly pay when due (before any penalty shall accrue thereon), all real property taxes and assessments, including assessments made pursuant to either the Special Improvement District or the Metropolitan District(s), levied against the Leased Premises by any governmental or quasi-governmental authority, including taxes, assessments, surcharges, or service or other fees of a nature not presently in effect which are hereafter levied on the Leased Premises as a result of the use, ownership or operation of the Leased Premises or for any other reason, whether in lieu of or in addition to, any current real estate taxes and assessments. "Taxes" also include special assessments, license taxes, business license fees, business license taxes, commercial rental taxes, levies, charges, penalties or taxes, imposed by any authority against the Leased Premises or any legal or equitable interest of Landlord, provided that in no event shall taxes and assessments include any federal or state income taxes levied or assessed on Landlord. Notwithstanding the foregoing, any taxes levied against the Leased Premises in the year in which the Term of this Lease shall commence and in the year in which the Term of this Lease shall expire shall be prorated between Landlord and Tenant as of the Commencement Date or Expiration Date, as appropriate. In the event any special assessment taxes are payable in installments, Tenant shall only be required to pay such installments thereof as shall become due and payable during the period for which Rent is hereunder. In the event of default in the payment of such taxes by Tenant, Landlord may pay the same (but shall be under no obligation to do so) and the amount so paid shall be due and payable to Landlord, together with interest thereon at the Default Rate (as defined in Section 19.6, below), at the time of the next monthly Rent payment. Without limiting the foregoing, by paying any such amount, Landlord does not waive any of its rights hereunder as a result of a default in payment by Tenant.

          Notwithstanding any provision herein to the contrary, Tenant shall have no liability or responsibility for payments of assessments to the Special Improvement District and/or the Metropolitan District(s) of a combined mill levy in excess of thirty-five (35) mills or equivalent ("Mill Levy Cap"). The Mill Levy Cap shall be subject to adjustment if the laws of the State of Colorado are changed with respect to the assessment of property for taxation purposes, the ratio for determining assessed valuation changes or similar changes occur. Upon the occurrence of any of such events, the Mill Levy Cap shall be automatically adjusted so that the tax liability of the Leased Premises shall neither increase nor decrease as a result of any changes thereby.

          6.2   Tenant shall be responsible for, and shall promptly pay when due, any and all taxes and/or assessments levied and/or assessed against any furniture, fixtures, equipment and items of a similar nature installed and/or located in or about the Leased Premises.

          6.3   Tenant shall not take or participate in any act or action to protest or lower the total actual value of the Leased Premises (including all improvements located thereon) for tax assessment purposes to a value less than One Hundred Ninety Dollars ($190.00) per square foot contained within the Leased Premises. Subject to the foregoing, Tenant shall not be required to pay any tax, assessment, tax lien or other imposition or charge upon or against the Leased Premises or any part thereof, or of the improvements at any time situated thereon, so long as Tenant shall, in good faith and with due diligence, contest the same or the validity thereof by appropriate legal proceedings, which shall have the effect of preventing the collection of the tax, assessment, tax lien or other imposition or charge so contested. Subject to the restrictions contained in the first sentence of this Section 6.3, Landlord agrees to cooperate in good faith with Tenant in any such contest, protest or proceeding at the request of Tenant (which contest, protest or proceeding may be brought in the Landlord's name if required by applicable law), provided that Tenant shall bear all costs and expenses of such contest, protest or proceeding.

          6.4   Tenant shall furnish to Landlord within sixty (60) calendar days after request by Landlord, cancelled checks or other official receipts from the appropriate taxing authority or other proof satisfactory to Landlord evidencing the payment thereof.

        7.    INSURANCE AND INDEMNITY.

          7.1   Tenant shall, at its own cost and expense, during the Term of this Lease, including any extensions hereof, keep the Building and all other improvements on the Leased Premises insured against loss or damage by fire and such other contingencies covered by a special form or all-risk insurance policy, including boiler, machinery and equipment coverage, in an amount not less than the full replacement cost of the Building and improvements (whether personalty or fixtures) without reduction for depreciation as confirmed in writing by Landlord and Tenant from time to time (such confirmation of full replacement value not to be unreasonably withheld), without provision for co-insurance or for deductible in excess of Ten Thousand Dollars ($10,000.00). Such policy shall provide, subject to the rights of the Landlord's Mortgagee (defined below), if any, that all proceeds payable thereunder shall be paid directly to Landlord or the party designated by Landlord.

          7.2   Tenant shall, at its own cost and expense, during the Term of this Lease, including any extensions hereof, carry broad form general liability insurance covering bodily injury, including death, personal injury, property damage and contractual liability insurance for the indemnification obligations of Tenant contained in this Lease. The broad form general liability insurance coverage shall provide coverage on an occurrence basis and shall include explosion, collapse, underground hazard and product/completed operations coverage. The minimum limits of liability provided by this coverage shall be not less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence/Four Million Dollars ($4,000,000.00) annual aggregate per designated location.

          7.3   Tenant shall, at its own cost and expense, during the Term of this Lease, including any extensions hereof, carry insurance against fire, vandalism, malicious mischief and such other perils as are from time to time included in a standard extended coverage endorsement insuring any betterments and improvements made by Tenant to the Leased Premises and all merchandise, furniture, trade fixtures, equipment and other items of personal property located at the Leased Premises. In addition, Tenant shall, at its own cost and expense, during the Term of this Lease and any extensions hereof, carry such additional insurance as shall be required by Landlord's Mortgagee with respect to the Leased Premises, provided that Landlord shall give Tenant not less than twenty-five (25) days' prior written notice of any such additional insurance required by Landlord's Mortgagee.

          7.4   Tenant shall, at its own cost and expense, during the Term of this Lease, including any extensions hereof, maintain business interruption or loss of rent insurance to insure (without provision for deductibles or co-insurance in excess of one [1] month's Base Rent) the payment of rent under Section 4 of this Lease, the payment of taxes and assessments under Section 6 of this Lease and the payment of all other rental owed by Tenant pursuant to this Lease for a period of not less than nine (9) months in the event of a casualty as contemplated by Section 11 of this Lease. Tenant shall be responsible for the payment of any deductibles or co-insurance required pursuant to such business interruption or loss of rent insurance so that Landlord shall receive payment in full of all amounts contemplated by this Section 7.4.

          7.5   All insurance policies required hereunder shall be written by an insurance company or companies reasonably acceptable to Landlord, Tenant and Landlord's mortgagees (if any) having a rating of Best's Insurance Guide A and VIII, or better, and admitted to engage in the business of insurance in the State of Colorado. Such insurance policies shall name the Tenant as the insured and the Landlord as an additional insured (except with respect to commercial general liability insurance for which Landlord shall accept contractual liability insurance in lieu thereof), Tenant, and Landlord's mortgagees (if any) as their interests appear. The liability and casualty insurance policies to be obtained by Tenant and provided for the benefit of Landlord shall contain such additional coverage and endorsements as shall be required by Landlord's mortgagees (if any), it being acknowledged that Landlord shall not be required to independently obtain any insurance coverage required by Landlord's mortgagees (if any). Such insurance shall be written as primary policy coverage and not contributing with or in excess of any coverage which Landlord may carry and shall be non-cancelable and non-amendable without at least thirty (30) days' prior written notice to all such parties. A certificate evidencing such coverage in form reasonably acceptable to Landlord shall be furnished to Landlord with evidence of timely payment of the premium therefor prior to the Commencement Date and not less than ten (10) days prior to the expiration of any coverage. Landlord may at any reasonable time and from time to time inspect and/or copy any and all insurance policies required to be procured by Tenant under this Lease.

          7.6   In addition to any indemnification or payments to which Landlord would otherwise be entitled pursuant to Sections 7.1 through 7.5 above, inclusive, Tenant hereby agrees to indemnify and hold Landlord harmless from and against any and all claims, actions, damages, liabilities and expenses by or on behalf of any person arising from (i) the conduct or management of or from any work or thing whatsoever done in or about the Leased Premises, excluding those matters arising from Landlord's gross negligence or willful misconduct or (ii) any breach or default on the part of the Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to this Lease or (iii) any act or negligence of Tenant, or any occupant of the Leased Premises or any part thereof, or of its or their agents, contractors, employees, guests, invitees, licensees or customers in or about the Leased Premises or (iv) any accident, injury or damage whatsoever caused to any person or property occurring during the Term of this Lease or any extensions hereof in or about the Leased Premises, except to the extent caused by any willful misconduct or gross negligence of Landlord, or of its agents, contractors, employees, guests, invitees, licensees or customers in or about the Leased Premises. Tenant, upon notice from Landlord, shall resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord. The foregoing covenants and indemnifications shall survive the expiration of the Term of this Lease and any extensions thereof.

          7.7   Landlord shall not be responsible or liable to Tenant for any damage or injury to any property, fixtures, buildings or other improvements on the Leased Premises or for personal injury to Tenant or its agents, contractors, employees, guests, invitees, licensees or customers in or about the Leased Premises from any cause whatsoever except to the extent the same results from the gross negligence or willful misconduct of Landlord, its agents or employees.

          7.8   Each party hereby expressly waives any right of recovery it may have against the other for loss to the Leased Premises or its contents due to fire or any other peril to the extent included in the coverage of any insurance policies maintained by Tenant hereunder, however caused, including such losses as may be due to the negligence of the released party or its agents or employees. All policies of insurance carried by Tenant hereunder shall contain a provision that they are not invalidated by the foregoing waiver.

        8.    REPAIRS AND MAINTENANCE.    Tenant shall, at its own cost and expense, throughout the Term of this Lease and any extensions hereof, keep and maintain the Leased Premises in good operating condition and repair as a first class office, laboratory and warehouse complex, including the Building, parking lot, landscaped areas and all other improvements situated thereon, and all plumbing, electrical, heating, ventilating, air conditioning and other equipment and facilities contained in or about the Leased Premises so that at the expiration of the Lease or any renewal or extension thereof, the Leased Premises shall be surrendered to the Landlord in good operating condition and repair and at least in the same condition as existed upon completion of the Project on the Commencement Date of this Lease, ordinary wear and tear excepted, and except as provided in this Section 8 and Sections 11, 12 and 18 below. Tenant shall make such replacements as from time to time may be necessary. In addition, Tenant shall pay its prorata share of the cost of maintaining any parking areas, driveways, detention areas, landscaping and other items which are obligations encumbering or burdening the Real Property pursuant to the Centerra Declaration. Tenant shall not defer any repairs, renewals or replacements to the Leased Premises by reason of anticipation of the expiration of the Term hereof. The surrender of the Leased Premises upon the expiration or earlier termination of this Lease shall not relieve Tenant of the obligation to pay for all repairs or replacements to the Leased Premises which Tenant was obligated to perform during the Term of this Lease, which obligation shall survive the expiration or earlier termination of this Lease. Tenant shall also use all reasonable precautions to prevent waste, damage or injury to the Leased Premises. Tenant shall keep the Leased Premises in a clean, tenantable condition and shall not permit any garbage, rubbish, refuse or dirt of any kind to accumulate in or about the Leased Premises. Landlord shall not be required to make any repairs, alterations, capital improvements or replacements in or to the Leased Premises during the Term of this Lease except for the Base Building Improvements described in the Development Agreement. Landlord hereby assigns to Tenant all one (1) year warranties from the contractor or any subcontractors constructing the Base Building and providing FF&E to the Leased Premises.

        In addition to the foregoing, Tenant shall be responsible for all capital improvements required to the Leased Premises in order to comply with any local, state or federal laws, rules, regulations or ordinances and for the cost of any capital improvements and structural repairs and replacements designed primarily to reduce Operating Expenses for the Leased Premises, provided that all such capital improvements required to reduce Operating Expenses shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed.

        9.    UTILITIES.    From and after the Commencement Date, Tenant shall be solely responsible for and shall promptly pay all charges for heat, water, gas, electric, sewer service, telephone, telecommunications and any other utility service used or consumed on the Leased Premises during the Term of this Lease. Tenant shall forthwith upon taking occupancy of the Leased Premises make arrangements with all appropriate utility providers to pay the utilities used on the Leased Premises and to have the same billed to the Tenant at the address designated by the Tenant. In no event shall Landlord be liable for any interruption or failure in the supply of any such utility to the Leased Premises.

        10.    CHARACTER OF OCCUPANCY.

          10.1 Tenant shall occupy the Leased Premises for the Permitted Use and for no other purpose, and shall use the Leased Premises in a careful, safe, and proper manner and shall be responsible for the prompt restoration of any damage to the Leased Premises, subject, however, to the waiver provided in Section 7.8, above. Tenant, at Tenant's expense, shall comply with all applicable federal, state, city, quasi-governmental and utility provider laws, codes, rules, and regulations now or hereafter in effect ("Applicable Laws") which impose any duty with respect to the occupation or alteration of the Leased Premises, or which otherwise affect the Leased Premises, including, but not limited to, any modifications to the Leased Premises required by any such Applicable Laws arising subsequent to the Commencement Date of this Lease, except where non-compliance resulted from construction deficiencies or failure to comply with applicable codes during construction of the Base Building Improvements. Tenant shall not commit or permit waste or any nuisance on or in the Leased Premises.

          10.2 Tenant shall, at its own cost and expense, cause the removal and disposal of Tenant's refuse and garbage. Disposal of all refuse and garbage shall be accomplished in accordance with all Applicable Laws, ordinances, and regulations.

          10.3 Tenant shall, during the entire Term of this Lease, including any extensions thereof, comply with all applicable federal, state and local environmental laws, ordinances and all amendments thereto and rules and regulations implementing the same, together with all common law requirements, which relate to discharge, emissions, waste, nuisance, pollution control, hazardous or toxic substances and other environmental matters as the same shall be in existence during the Term hereof. All of the foregoing laws, regulations and requirements are hereinafter referred to as "Environmental Laws." Tenant shall obtain all environmental licenses, permits, approvals, authorizations, exemptions, classifications, certificates and registrations (hereinafter collectively referred to as "Permits") and make all applicable filings required of Tenant under the Environmental Laws and necessary to operate at the Leased Premises. The Permits and required filings shall be made available for inspection and copying by Landlord at Tenant's offices upon reasonable notice and during business hours. Tenant shall not cause or permit any flammable explosive, oil, contaminant, radioactive material, hazardous waste or material, toxic waste or material or any similar substance (hereinafter collectively referred to as "Hazardous Substances") to be brought upon, kept or used in or about the Leased Premises except for such substances as are necessary for Tenant's business, provided that Tenant shall handle, store, use and dispose of any such Hazardous Substance in compliance with all applicable laws in a manner which is safe and does not contaminate the Leased Premises. Attached hereto as Exhibit C and incorporated herein by reference is a list of Hazardous Substances which Tenant shall keep or use in or about the Leased Premises in connection with its manufacturing activities. Except as set forth in Exhibit C, no other Hazardous Substances shall be brought upon the Leased Premises by Tenant unless Tenant shall first have given Landlord ten (10) days' prior written notice of its intent to introduce new Hazardous Substances on the Leased Premises, providing Landlord with such information as it shall require with respect to such new Hazardous Substances. If any governmental agency shall require testing to ascertain whether or not there has been any release of any Hazardous Substance on or about the Leased Premises during the Term of this Lease, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent. Tenant agrees to indemnify and hold Landlord harmless from any liability, claim or damage or expense (including reasonable attorneys' fees and the cost of any required or necessary repair, clean-up, remediation or detoxification) arising out of (i) the use, manufacture, handling, storage, disposal or release of any Hazardous Substances on, under or about the Leased Premises, or (ii) violation of Environmental Laws in any way relating to the Leased Premises. To the best of Landlord's knowledge, based upon its actual knowledge without investigation or inquiry, there are no Hazardous Substances located on or under the Leased Premises nor have the Leased Premises been used for the storage or disposal of such Hazardous Substances. Upon the existence of any Hazardous Substance on the Leased Premises which was deposited thereon prior to the commencement of this Lease, Landlord shall undertake commercially reasonable efforts to remove the same and agrees to indemnify and hold Tenant harmless from any liability, claim, damage or expense (including reasonable attorneys' fees and the cost of any required or necessary repair, clean-up, remediation or detoxification) arising out of the presence of any Hazardous Substances existing on the Leased Premises prior to the Commencement Date or any Hazardous Substances brought or introduced into the Leased Premises by Landlord, its agents or employees; provided, however, Landlord shall have no liability whatsoever for any violation of any Environmental Laws or any Hazardous Substances on, under or about the Leased Premises, unless Landlord violated such Environmental Laws or disposed of or spilled any Hazardous Substances on the Leased Premises. The foregoing covenants and indemnifications shall survive the expiration of the Term of this Lease.

        11.    DAMAGE OR DESTRUCTION.    If the Building is damaged by fire or other perils, Tenant agrees to forthwith repair the same; and this Lease shall remain in full force and effect except that Tenant shall be entitled to a proportionate reduction of the Rent while such repairs are being made, such proportionate reduction to be based upon the extent to which the making of such repairs shall materially interfere with the business carried on by the Tenant in the Leased Premises, which proportionate reduction shall not exceed the proceeds of loss of rent insurance paid to Landlord pursuant to the policy to be carried pursuant to Section 7.4 above. If the damage is due to fault or neglect of Tenant, its employees, guests or invitees, there shall be no abatement of Rent unless Landlord shall receive loss of rent insurance proceeds equal to the Rent then owing by Tenant. Notwithstanding the foregoing, no insurance company shall be relieved of its obligation to pay Rent to Landlord on behalf of Tenant pursuant to business interruption or loss of rent insurance required pursuant to Section 7.4 above. In all events, Tenant shall not be obligated to repair such damage unless Landlord and Mortgagee allow all insurance proceeds arising from such event, paid pursuant to the insurance carried pursuant to Section 7.1, to be paid to Tenant.

        12.    GOVERNMENTAL ACQUISITION OF LEASED PREMISES.    The parties agree that Landlord shall have complete freedom of negotiation and settlement of all matters pertaining to the acquisition of the Leased Premises, the Building, or any part thereof, by any governmental body or other person or entity via the exercise of the power of eminent domain, it being understood and agreed that any financial settlement made or compensation paid respecting said land or improvements to be so taken, whether resulting from negotiation and agreement or legal proceedings, shall be the exclusive property of Landlord, there being no sharing whatsoever between Landlord and Tenant of any sum so paid. In the event of any such taking, Landlord shall have the right to terminate this Lease on the date possession is delivered to the condemning person or authority. Such taking of the property shall not be a breach of this Lease by Landlord nor give rise to any claims by Tenant for damages or compensation from Landlord. Tenant may file its own separate claim as the result of such eminent domain proceeding, provided that the amount of Landlord's award shall not be reduced thereby. Nothing herein contained shall be construed as depriving the Tenant of the right to retain as its sole property any compensation paid for any tangible personal property or leasehold improvements owned by the Tenant which is taken in any such condemnation proceeding, together with any relocation expenses to which it is entitled. Notwithstanding the extent of the Landlord's right and authority pursuant to the foregoing provisions, Landlord agrees to provide notice to Tenant, as soon as practical, of any notification received by Landlord from any governmental agency or other authority of the intent to acquire the Leased Premises or any portion thereof by eminent domain, and to keep Tenant apprised of significant developments in the proceedings on a contemporaneous basis.

        If a taking of the Leased Premises, the Building or any part thereof, pursuant to the above provisions occurs as to less than substantially all of the Leased Premises and Tenant, in the exercise of its reasonable opinion, can reasonably operate on the remainder of the Leased Premises the business being conducted on the Leased Premises at the time of such taking, this Lease shall not terminate and the monthly Rent thereafter due and payable by Tenant shall be reduced in such proportion as the value of the whole of the Leased Premises shall be reduced as a result of such taking. Notwithstanding the foregoing, and whether or not Tenant can conduct its business on the remainder of the Leased Premises, the monthly Rent shall not be reduced so long as one of the following occurs: (i) all eminent domain proceeds paid with respect to the Leased Premises are paid to Tenant; or (ii) all eminent domain proceeds paid to Landlord or Mortgagee with respect to the Leased Premises shall be credited against Tenant's monthly Rent obligations hereunder. If Landlord and Tenant are unable to agree whether substantially all of the Leased Premises has been taken as provided in the immediately preceding sentence, or the amount by which the monthly Rent should be reduced, such question shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect. The decision of such arbitration shall be binding and conclusive upon the parties thereto and all fees and expenses of such arbitration (exclusive of attorneys' fees) shall be shared by the parties thereto.

        13.    QUIET ENJOYMENT.    So long as an uncured Event of Default has not occurred (subject to any unexpired cure period), Tenant is entitled to the quiet enjoyment and peaceful possession of the Leased Premises subject to the provisions of this Lease and subject to all restrictions, covenants, easements, reservations and rights of way currently of record or subsequently granted (i) with Tenant's consent, (ii) pursuant to the subdivision and/or development of the Leased Premises and as required by the City or (iii) lawfully created without the consent or permission of Landlord, affecting the Real Property. The Tenant's possession of the Leased Premises shall include twenty-four (24) hour access to the Leased Premises seven (7) days a week during the Term of the Lease.

        14.    ALTERATIONS TO LEASED PREMISES.    After Completion of the initial Tenant Improvements, Tenant shall have the right, at Tenant's sole cost and expense, to make changes or alterations to the Building on the Leased Premises; provided, however, that in all cases, any such changes or alterations shall be made subject to the following conditions, which Tenant agrees to observe and perform:

          (a)   No change or alteration shall at any time be made which shall impair the structural soundness or diminish the value or useful life of any improvements on the Leased Premises.

          (b)   No changes or alterations shall be made involving expenditures in excess of Fifty Thousand Dollars ($50,000.00) without the prior written consent of the Landlord.

          (c)   No change or alteration shall be made or undertaken until Tenant shall have procured and paid for all required municipal and other governmental permits and authorizations of the various municipal departments and governmental subdivisions having jurisdiction and compliance with all covenants and, if changes to the Building's exterior are involved, approval of the Centerra Design Review Committee established pursuant to the Centerra Declaration as well as any other design review approvals required by the City. All plans and specifications relating to any change or alteration shall be submitted to the Centerra Design Review Committee if changes to the Building's exterior are involved and to the Landlord for approval. Landlord's approval shall not be unreasonably withheld and shall be based upon whether the proposed exterior alterations are permitted by Landlord's Mortgagee and whether such exterior alterations adversely affect the value of the Leased Premises.

          (d)   All work done in connection with any change or alteration shall be done in a good and workmanlike manner and in compliance with all covenants, building and zoning laws, and with all other laws, ordinances, orders, rules, regulations, and requirements of all federal, state and municipal governments and the appropriate departments, commissions, boards and officers thereof.

          (e)   At all times when any change or alteration is in progress, Tenant shall maintain, at Tenant's sole cost and expense, workmen's compensation insurance in accordance with the law or laws now or hereafter enacted governing all persons employed in connection with the change or alteration and general liability insurance for the mutual benefit of Landlord and Tenant, expressly covering the additional hazards due to the change or alteration.

        15.    LIENS.    Tenant agrees to pay or cause to be paid promptly any and all bills and charges for any material, labor, services or otherwise incurred in connection with or arising out of any such alterations, improvements or additions to the Leased Premises, and Tenant shall indemnify and hold Landlord harmless from and against any and all liens (but not including the liens of any Mortgagee of Landlord, if any), filed against the Leased Premises or Building, or any part thereof, and against any other expense or liability in connection therewith. Landlord shall also retain the right, but shall not have the obligation, to post the Leased Premises or take such other action as is then permitted by law, to protect the Landlord and the Leased Premises against the assertion of mechanic's liens on account of work undertaken on behalf of Tenant. If any lien is recorded against the Leased Premises or Building or any suit affecting title thereto is commenced, Tenant shall cause such lien to be removed of record within twenty (20) days after notice from Landlord. If Tenant desires to contest any claim, Tenant must furnish Landlord adequate security of at least one hundred fifty percent (150%) of the amount of the claim, plus estimated costs and interest, and, if a final judgment establishing the validity of any lien is entered, Tenant shall immediately pay and satisfy the same. If Tenant fails to proceed as aforesaid, Landlord may pay such amount and any costs, and the amount paid, together with reasonable attorneys' fees incurred, shall be immediately due Landlord upon notice.

        16.    ENTRY BY LANDLORD.    Tenant shall permit Landlord and its authorized representatives to enter upon the Leased Premises at all reasonable times and upon reasonable notice for the purpose of exhibiting or inspecting the same or performing any work on the Leased Premises which Landlord has the right or obligation to perform hereunder. In case of an emergency (the existence of which shall be determined reasonably by Landlord), if Tenant shall not be present to permit entry, Landlord or its representatives may enter the same forcibly without rendering Landlord or its representatives liable therefor or affecting Tenant's obligations under this Lease. During any such entry by Landlord, Landlord shall use reasonable means to minimize any interference with Tenant's business operations in the Leased Premises and to prevent compromise of Tenant's trade secrets or other confidential information.

        17.    SUBLETTING AND ASSIGNMENT.

          17.1 Tenant, as well as any other party that has acquired an interest in this Lease by virtue of a sublease or assignment, shall not sublet any part of the Leased Premises nor assign or otherwise transfer this Lease or any interest herein (sometimes referred to as "Transfer," and the subtenant or assignee may be referred to as "Transferee") without the consent of Landlord first being obtained, which consent will not be unreasonably withheld provided that: (1) Tenant complies with the provisions of this Section 17; (2) the Transferee is engaged in the Permitted Use; (3) no uncured default exists by Tenant prior to the effective date of the Transfer; and (4) the Transferee is not a governmental or quasi-governmental agency. Subject to the foregoing conditions, if the Transferee is a parent, subsidiary, affiliate or successor company of Tenant ("Affiliated Transferee") having a net worth equal to or greater than Tenant at the time of the Commencement Date of this Lease and at the time of the assignment or subletting of this Lease, Landlord shall grant its consent to the Transfer. If the proposed Transferee is not an Affiliated Transferee ("Non-Affiliated Transferee"), the Non-Affiliated Transferee's financial condition shall be deemed satisfactory if the Non-Affiliated Transferee has a net worth equal to or greater than Tenant at the time of the Commencement Date of this Lease and at the time of the assignment or subletting of this Lease. Any such sublease or assignment shall be subject to and subordinate to this Lease and must, at Landlord's option, include the obligation of the subtenant or assignee to attorn to Landlord. "Transfer" includes a sale by Tenant of substantially all of its assets or stock if Tenant is a publicly traded corporation, a merger of Tenant with another corporation if the net worth of the surviving entity immediately following the merger is less than Tenant's net worth as of the Commencement Date of this Lease or at the time of the merger, the transfer of fifty percent (50%) or more of the stock in a corporate tenant whose stock is not publicly traded, or transfer of fifty percent (50%) or more of the beneficial ownership interests in a partnership or limited liability company tenant.

          17.2 Following any Transfer in accordance with this Section 17, Landlord may, after default by Tenant, collect rent from the Transferee or occupant and apply the net amount collected to the Rent, but no Transfer or collection will be deemed an acceptance of the Transferee or occupant as Tenant or release Tenant from its obligations. Consent to a Transfer shall not relieve Tenant from obtaining Landlord's consent to any other Transfer. Notwithstanding Landlord's consent to a Transfer, Tenant shall continue to be primarily liable for all Tenant's obligations under the Lease. If any proposed Transfer provides for the payment of rent by a Transferee in excess of the Rent owing to Landlord hereunder, Landlord and Tenant shall each be entitled to receive fifty percent (50%) of any such excess rent (net of leasing expenses) paid by the Transferee.

          17.3 All documents utilized by Tenant to evidence a Transfer are subject to approval by Landlord, not to be unreasonably withheld. Tenant shall pay Landlord's expenses, including reasonable attorneys' fees, of determining whether to consent and in reviewing and approving the documents. Tenant shall provide Landlord with such information as Landlord reasonably requests regarding a proposed subtenant, including financial information.

        18.    SURRENDER AND NOTICE.    Upon the expiration or other termination of this Lease, Tenant shall immediately quit and surrender to Landlord the Leased Premises, including any improvements affixed to the Leased Premises constituting FF&E and purchased with the Tenant Improvement Allowance pursuant to the Development Agreement, broom clean, in good order and condition, ordinary wear and tear and loss by fire or other casualty excepted. Upon request by Tenant, Landlord shall, within ten (10) days after receipt of written request by Tenant, advise Tenant of any proposed alterations or fixtures which Tenant desires to install on the Leased Premises which must be removed from the Leased Premises upon expiration of the Lease. Upon expiration or other termination of this Lease, Tenant shall remove any fixtures or alterations installed upon or made by Tenant upon the Leased Premises, as specified by Landlord pursuant to the preceding sentence. If Tenant fails to timely vacate the Leased Premises as required, Tenant shall be responsible to Landlord for all proximately resulting costs and damages of Landlord, including payment of any amounts for which Landlord has a legal obligation to pay third parties who are delayed in occupying the Leased Premises.

        19.    DEFAULT BY TENANT.

          19.1 Each of the following events is an "Event of Default:"

            (1)   Any failure by Tenant to pay Rent on the due date or within five (5) business days thereafter;

            (2)   Tenant vacates or abandons the Leased Premises for a period in excess of one (1) month other than as a result of force majeure;

            (3)   This Lease or Tenant's interest is transferred whether voluntarily or involuntarily or by operation of law except as permitted in Section 17;

            (4)   Commencement by Tenant of a proceeding to obtain relief from its creditors under any provision of federal or state law relating to insolvency, bankruptcy, or reorganization ("Bankruptcy Proceeding");

            (5)   Commencement of a Bankruptcy Proceeding against Tenant, unless dismissed within sixty (60) days after commencement;

            (6)   The insolvency of Tenant or execution by Tenant of a general assignment for the benefit of creditors; the convening by Tenant of a meeting of substantially all of its creditors or any significant class thereof for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of Tenant generally to pay its debts as they mature;

            (7)   Tenant fails to take possession of the Leased Premises within fifteen (15) days following the Commencement Date;

            (8)   Tenant fails to perform any of its other obligations and non-performance continues for thirty (30) days after notice by Landlord or, if such performance cannot be reasonably had within such thirty (30) day period, Tenant does not in good faith commence performance within such thirty (30) day period and diligently proceed to completion; provided, however, Tenant's right to cure shall not exceed ninety (90) days.

        Notwithstanding any provision of this Section 19.1 to the contrary, upon the occurrence of an Event of Default pursuant to Section 19.1(1), Landlord shall give Tenant ten (10) days' prior written notice before taking enforcement action with respect to such Event of Default, during which ten (10) day period, Tenant may cure such Event of Default. Payment of the Rent within said ten (10) day period shall restore Tenant to its rights under this Lease as though a default in the payment of Rent had not occurred. In no event shall Landlord be required to provide Tenant with notice and a ten (10) day cure period as set forth in this subparagraph more than three (3) times during the Term of this Lease and any extensions hereof, nor shall Landlord be required to provide Tenant with notice and a ten (10) day cure period in the event Landlord has previously given such notice to Tenant during the preceding twelve (12) month period.

            19.2    Remedies of Landlord.    If an Event of Default occurs, Landlord may then or at any time thereafter, either:

            (1)   (a)    Without further notice except as required by Applicable Laws, reenter and repossess the Leased Premises or any part and expel Tenant and those claiming through or under Tenant and remove the effects of both without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of Rent or preceding breach of this Lease. Should Landlord reenter or take possession pursuant to legal proceedings or any notice provided for by Applicable Law, Landlord may, from time to time, without terminating this Lease, relet the Leased Premises or any part thereof in Landlord's or Tenant's name but for the account of Tenant, for such periods (which may be greater or less than the period which would otherwise have constituted the balance of the Term) and on such conditions and upon such other terms (which may include concessions of free rent and alteration and repair of the Leased Premises) as Landlord, in its sole discretion, determines and Landlord may collect the rents therefor. Landlord is not in any way responsible or liable for failure to relet the Leased Premises, or any part thereof, or for any failure to collect any rent due upon such reletting. No such reentry or repossession or notice from Landlord shall be construed as an election by Landlord to terminate this Lease unless specific notice of such intention is given Tenant. Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant notice, in which event this Lease will terminate as specified in the notice.

              (b)   If Landlord takes possession of the Leased Premises without terminating this Lease, Tenant shall pay Landlord (i) the Rent which would be payable if repossession had not occurred, less (ii) the net proceeds, if any, of any reletting of the Leased Premises after deducting all of Landlord's expenses incurred in connection with such reletting, including all reasonable repossession costs, brokerage commissions, attorneys' fees, expenses of employees, alteration, and repair costs (collectively "Reletting Expenses"). If, in connection with any reletting, the new lease term extends beyond the Term or the premises covered thereby include other premises not part of the Leased Premises, a fair apportionment of the rent received from such reletting and the Reletting Expenses, will be made in determining the net proceeds received from the reletting. In determining such net proceeds, rent concessions will also be apportioned over the term of the new lease. Tenant shall pay such amounts to Landlord monthly on the days on which the Rent would have been payable if possession had not been retaken, and Landlord is entitled to receive the same from Tenant on each such day; or

            (2)   Give Tenant notice of termination of this Lease on the date specified and, on such date, Tenant's right to possession of the Leased Premises shall cease and the Lease will terminate except as to Tenant's liability as hereafter provided as if the expiration of the term fixed in such notice were the end of the Term. If this Lease terminates pursuant to this Section, Tenant remains liable to Landlord for damages in an amount equal to the Rent which would have been owing by Tenant for the balance of the Term had this Lease not terminated, less the net proceeds, if any, of reletting of the Leased Premises by Landlord subsequent to termination after deducting Reletting Expenses. Landlord may collect such damages from Tenant monthly on the days on which the Rent would have been payable if this Lease had not terminated and Landlord shall be entitled to receive the same from Tenant on each such day. Alternatively, if this Lease is terminated, Landlord at its option may recover forthwith against Tenant as damages for loss of the bargain and not as a penalty an amount equal to the worth at the time of termination of the excess, if any, of the Rent reserved in this Lease for the balance of the Term over the then Reasonable Rental Value of the Leased Premises for the same period plus all Reletting Expenses, reduced to its net present value using a discount factor equal to the Prime Rate as defined in Section 19.6, below but in no event more than twelve percent (12%) per annum nor less than seven percent (7%) per annum. "Reasonable Rental Value" is the amount of rent Landlord should be able to obtain for the remaining balance of the Term in an arms-length transaction.

        19.3    Cumulative Remedies.    Suits to recover Rent and damages may be brought by Landlord, from time to time, and nothing herein requires Landlord to await the date the Term would expire had there been no Event of Default or termination, as the case may be. Each right and remedy provided for in this Lease is cumulative and non-exclusive and in addition to every other right or remedy now or hereafter existing at law or equity, including suits for injunctive relief and specific performance. The exercise or beginning of the exercise by Landlord of one or more rights or remedies shall not preclude the simultaneous or later exercise by Landlord of other rights or remedies. All costs incurred by Landlord to collect any Rent and damages or to enforce this Lease are also recoverable from Tenant. If any suit is brought because of an alleged breach of this Lease, the prevailing party is also entitled to recover from the other party all reasonable attorneys' fees and costs incurred in connection therewith.

        19.4    No Waiver.    No failure by Landlord to insist upon strict performance of any provision or to exercise any right or remedy upon a breach thereof, and no acceptance of full or partial Rent during the continuance of any breach constitutes a waiver of any such breach or such provision, except by written instrument executed by Landlord. No waiver shall affect or alter this Lease but each provision hereof continues in effect with respect to any other then existing or subsequent breach thereof.

        19.5    Bankruptcy.    Nothing contained in this Lease limits Landlord's right to obtain as liquidated damages in any bankruptcy or similar proceeding the maximum amount allowed by law at the time such damages are to be proven, whether such amount is greater, equal to, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Section.

        19.6    Late Payment Charge.    Any Rent not paid by the due date shall thereafter bear interest at three (3) percentage points above the Prime Rate or the highest rate permitted by law, whichever is lower, (the "Default Rate") until paid. Further, if such Rent is not paid by the due date, Tenant agrees Landlord will incur additional expenses, the amount of which will be difficult to determine; Tenant therefore shall also pay Landlord a late charge for each late payment of five percent (5%) of such payment. Any amounts paid by Landlord to cure a default of Tenant which Landlord has the right but not the obligation to do, shall, if not repaid by Tenant within ten (10) days of demand by Landlord, thereafter bear interest at the Default Rate until paid. "Prime Rate" means the base rate on Corporate Loans posted by the Wall Street Journal on the date closest to the date interest commences.

        19.7    Waiver of Jury Trial.    Tenant and Landlord waive any right to a trial by jury in suits arising out of or concerning the provisions of this Lease.

        20.    DEFAULT BY LANDLORD/REMEDIES.    In the event that Landlord shall at any time be in default in the observance or performance of any of the covenants and agreements required to be performed and observed by Landlord hereunder and any such default shall continue for a period of thirty (30) days after written notice to Landlord (or if such default is incapable of being cured in a reasonable manner within thirty [30] days, then such additional period as may be necessary to cure such default with diligence), and provided further that if Landlord's failure is in the giving of any notice or the doing of any task or thing at a particular time or times, then it shall be deemed a sufficient cure for the purposes hereof if such notice is given or thing is done within such thirty (30) day cure period (extended as may be necessary for the due diligence completion of any such thing to be done), notwithstanding that Landlord's performance thereof will not occur at the time or times specified herein, Tenant shall be entitled, at its election, to exercise concurrently or successively any one (1) or more of the following rights, in addition to all remedies otherwise provided in this Lease and otherwise available in law or equity under the laws of the United States or the laws of the State of Colorado:

          (a)   To bring suit for the collection of any amounts for which Landlord may be in default, or for the performance of any other covenant or agreement of Landlord, without terminating this Lease, provided that in no event shall Landlord be liable for consequential damages or lost profits; and/or

          (b)   To bring legal or equitable action to (i) enjoin Landlord from performing any act in violation of this Lease, or (ii) to require Landlord to perform any act required of Landlord under this Lease.

          Tenant waives the right to claim a constructive eviction hereunder unless Landlord has been given written notice of the facts giving rise to such claim and the opportunity to cure, as provided in this Section 20. In the case of any breach or default by Landlord, Tenant shall use reasonable efforts to mitigate its damages. If Landlord's interest in the Leased Premises or any part thereof is at any time subject to a mortgage or a deed of trust and this Lease or the rentals due from Tenant hereunder are assigned as security to such mortgagee, trustee or beneficiary (called "Assignee" for purposes of this Article 20 only) and Tenant is given written notice thereof, including the address of such Assignee, then there shall be no default on the part of Landlord without Tenant first giving written notice thereof to such Assignee, specifying the default in reasonable detail, and affording such Assignee the same opportunity as to which Landlord is entitled, to make performance for and on behalf of Landlord. If and when said Assignee has made performance on behalf of Landlord, such default shall be deemed cured, provided that such performance has timely occurred. Nothing contained in this Article 20 shall grant to Tenant the right to terminate this Lease or to exercise a right of set off with respect to any rental payments due to Landlord hereunder.

        21.    SUBORDINATION AND ATTORNMENT.

          21.1 This Lease at Landlord's option will be subordinate to any mortgage, deed of trust and related documents now or hereafter placed upon the Leased Premises (including all advances made thereunder), and to all amendments, renewals, replacements, or restatements thereof (collectively, "Mortgage"), provided that the holder of any such Mortgage ("Mortgagee") agrees not to disturb Tenant's use and possession of the Leased Premises as long as Tenant is not in default (subject to any right to cure).

          21.2 If any Mortgagee elects to have this Lease superior to the lien of its Mortgage and gives notice to Tenant, this Lease will be deemed prior to such Mortgage whether this Lease is dated prior or subsequent to the date of such Mortgage or the date of recording thereof.

          21.3 In confirmation of subordination or superior position, as the case may be, Tenant will execute such documents (including any subordination, non-disturbance and attornment agreement) as reasonably may be required by Mortgagee and if it fails to do so within two (2) weeks after demand, Tenant hereby irrevocably appoints Landlord as Tenant's attorney-in-fact and in Tenant's name, place, and stead, to do so. Tenant agrees that no documentation other than this Lease is required to evidence such subordination; provided, that Landlord shall provide to Tenant, on or before the Commencement Date, a subordination, non-disturbance and attornment agreement ("SNDA") from the holder of any Mortgage now or then encumbering the Building, in such Mortgagee's standard SNDA form, provided the form is not inconsistent with any of the other provisions of this Lease. Landlord shall also deliver to Tenant a SNDA from any Mortgagee hereinafter encumbering the Building, in such future Mortgagee's standard form, provided the form is not inconsistent with any of the other provisions of this Lease.

          21.4 Tenant hereby attorns and agrees to attorn to all successor owners of the Building, whether such ownership is acquired by sale, foreclosure of a Mortgage, or otherwise.

        22.    REMOVAL OF TENANT'S PROPERTY.    All movable personal property of Tenant which is not removed from the Leased Premises upon vacation, abandonment or termination of this Lease shall be conclusively deemed abandoned and may be sold, or otherwise disposed of by Landlord without notice to Tenant and without obligation to account; Tenant shall pay Landlord's expenses in connection with such disposition.

        23.    HOLDING OVER: TENANCY MONTH-TO-MONTH.    If, after the expiration or termination of this Lease, Tenant remains in possession of the Leased Premises and continues to pay rent without a written agreement as to such holding over, even though Landlord accepts such rent, such possession is a tenancy from month-to-month, subject to all provisions hereof but at a monthly rent equivalent to one hundred twenty-five percent (125%) of the monthly Rent paid by Tenant immediately prior to such expiration or termination. Rent shall continue to be payable in advance on the first day of each calendar month. Such tenancy may be terminated by either party upon ten (10) days' notice prior to the end of any monthly period. Nothing contained herein obligates Landlord to accept rent tendered after the expiration of the Term or relieves Tenant of its liability under Section 18.

        24.    PAYMENTS AFTER TERMINATION.    No payments by Tenant after expiration or termination of this Lease or after any notice (other than a demand for payment of money) by Landlord to Tenant reinstates, continues, extends the Term, or affects any notice given to Tenant prior to such payments. After notice, commencement of a suit, or final judgment granting Landlord possession of the Leased Premises, Landlord may collect any amounts due or otherwise exercise Landlord's remedies without waiving any notice or affecting any suit or judgment.

        25.    STATEMENT OF PERFORMANCE.    Tenant agrees at any time upon not less than two (2) weeks' notice to execute and deliver to Landlord or Mortgagee a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified stating the modifications); that there have been no defaults by Landlord or Tenant (or, if there have been defaults, setting forth the nature thereof); the date to which Rent has been paid in advance and such other information as Landlord or Mortgagee requests. Such statement shall be in the form attached hereto as Exhibit F. Such statement may be relied upon by a prospective purchaser of Landlord's interest or Mortgagee. Tenant's failure to timely deliver such statement is conclusive upon Tenant that: (i) this Lease is in full force and effect without modification except as may be represented by Landlord; (ii) there are no uncured defaults in Landlord's performance; and (iii) not more than one (1) month's Rent has been paid in advance. Upon request, Tenant will furnish Landlord an appropriate resolution confirming that the party signing the statement is authorized to do so.

        26.    MISCELLANEOUS.

            26.1    Transfer by Landlord.    The term "Landlord" means so far as obligations of Landlord are concerned, only the owner of the Building at the time in question and, if any transfer of the title occurs, Landlord herein named (and in the case of any subsequent transfers, the then grantor) is automatically released from and after the date of such transfer of all liability as respects performance of any obligations of Landlord first accruing thereafter. Any funds in Landlord's possession at the time of transfer in which Tenant has an interest will be turned over to the grantee and any amount then due Tenant under this Lease will be paid to Tenant.

            26.2    No Merger.    The termination or mutual cancellation of this Lease will not work a merger of any sublease, and such termination or cancellation will at the option of Landlord either terminate all subleases or operate as an automatic assignment to Landlord of such subleases.

            26.3    Independent Covenants.    This Lease is to be construed as though the covenants between Landlord and Tenant are independent and not dependent and Tenant is not entitled to any setoff of the Rent against Landlord if Landlord fails to perform its obligations; provided, however, the foregoing does not impair Tenant's right to commence a separate suit against Landlord for any default by Landlord.

            26.4    Validity of Provisions.    If any provision is invalid under present or future laws, then it is agreed that the remainder of this Lease is not affected and that in lieu of each provision that is invalid, there will be added as part of this Lease a provision as similar to such invalid provision as may be possible and is valid and enforceable.

            26.5    Captions.    The caption of each Section is added for convenience only and has no effect in the construction of any provision of this Lease.

            26.6    Construction.    The parties waive any rule of construction that ambiguities are to be resolved against the drafting party. Any words following the words "include," "including," "such as," "for example," or similar words or phrases shall be illustrative only and are not intended to be exclusive, whether or not language of non-limitation is used.

            26.7    Applicability.    Except as otherwise provided, the provisions of this Lease are applicable to and binding upon Landlord's and Tenant's respective heirs, successors and assigns. Such provisions are also considered to be covenants running with the land to the fullest extent permitted by law.

            26.8    Authority.    Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of Tenant and agree, upon request, to deliver Landlord a resolution, similar document, or opinion of counsel to that effect.

            26.9    Severability.    If there is more than one party which is the Tenant, the obligations imposed upon Tenant are joint and several.

            26.10    Acceptance of Keys, Rent or Surrender.    No act of Landlord or its representatives during the Term, including any agreement to accept a surrender of the Leased Premises or amend this Lease, is binding on Landlord unless such act is by a partner, member or officer of Landlord, as the case may be, or other party designated in writing by Landlord as authorized to act. The delivery of keys to Landlord or its representatives will not operate as a termination of this Lease or a surrender of the Leased Premises. No payment by Tenant of a lesser amount than the entire Rent owing is other than on account of such Rent nor is any endorsement or statement on any check or letter accompanying payment an accord and satisfaction. Landlord may accept payment without prejudice to Landlord's right to recover the balance or pursue any other remedy available to Landlord.

            26.11    Diminution of View.    Tenant agrees that no diminution of light, air, or view from the Building entitles Tenant to any reduction of Rent under this Lease, results in any liability of Landlord, or in any way affects Tenant's obligations.

            26.12    Limitation of Liability.    Notwithstanding anything to the contrary contained in this Lease, Landlord's liability is limited to Landlord's interest in the Building.

            26.13    Non-Reliance.    Tenant confirms it has not relied on any statements, representations, or warranties by Landlord or its representatives except as set forth herein or in the Development Agreement.

            26.14    Written Modification.    No amendment or modification of this Lease is valid or binding unless in writing and executed by all of the parties.

            26.15    Lender's Requirements.    Tenant will make such modifications to this Lease as may hereafter be required to conform to any lender's requirements, so long as such modifications do not increase Tenant's obligations or materially alter its rights.

            26.16    Effectiveness.    Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease and it is not effective unless and until execution and delivery by both Landlord and Tenant.

            26.17    Survival.    This Lease, notwithstanding expiration or termination, continues in effect as to any provisions requiring observance or performance subsequent to termination or expiration.

            26.18    Time of Essence.    Time is of the essence herein.

            26.19    Recording.    Tenant will not record this Lease. Recording of the Lease by or on behalf of Tenant shall constitute an Event of Default.

        27.    AUTHORITIES FOR ACTION AND NOTICE.

          27.1 Unless otherwise provided, Landlord may act through Landlord's Property Manager or other designated representatives from time to time.

          27.2 All notices or other communications required or desired to be given to Landlord must be in writing and shall be deemed received when delivered personally to any officer, partner, or member of Landlord (depending upon the nature of Landlord) or the Landlord's property manager ("Property Manager") or when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed as set forth in Section 1.9. All notices or communications required or desired to be given to Tenant shall be in writing and deemed duly served when delivered personally to any officer, employee, partner, or member of Tenant (depending upon the nature of Tenant), Tenant whose office is in the Building, when deposited in the United States mail, postage prepaid, certified or registered, return receipt requested, addressed to the appropriate address set forth in Section 1.11. Either party may designate in writing served as above provided a different address to which notice is to be mailed. The foregoing does not prohibit notice from being given as provided in Rule 4 of Colorado Rules of Civil Procedure, as amended from time to time.

        28.    BROKERAGE.    Tenant represents it has not employed any broker with respect to this Lease and has no knowledge of any broker's involvement in this transaction except as listed in Sections 1.13 and 1.14 (jointly, "Broker[s]"). McWhinney Real Estate Services, Inc. is acting as exclusive agent on behalf of Landlord and shall be compensated by Landlord. Equis Corporation is acting as exclusive agent on behalf of Tenant and shall be compensated by Landlord for its services in connection with this Lease and the Development Agreement in an amount equal to Six Dollars ($6.00) per square foot of Rentable Building Area as defined in Section 5 above (but not any subsequent extensions or expansions of the Building unless specifically requested in writing by Tenant) and shall be paid, subject to the Lender's approval, upon the closing of the construction loan for the Building. Tenant shall indemnify Landlord against any expense incurred by Landlord as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through, or under Tenant. Landlord shall be solely responsible for the payment of any real estate commissions owing to Landlord's Broker and Tenant's Broker in accordance with the provisions of this Section 28 and shall indemnify and hold the Tenant harmless therefrom. Tenant acknowledges that Landlord is not liable for any representations by the Tenant's Brokers regarding the Leased Premises, Building or this Lease.

        29.    REAL ESTATE BROKER DISCLOSURE.    The Tenant expressly acknowledges that Troy C. McWhinney, an indirect owner of Landlord, is a licensed Colorado real estate broker and Chad C. McWhinney, an indirect owner of Landlord, is a former licensed Colorado real estate broker, both of whom are acting on their own behalf and are not representing Tenant in connection with this transaction.

        30.    COUNTERPARTS.    This Lease may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any one or more counterpart signature pages may be removed from one counterpart of the Lease and annexed to another counterpart of the Lease to form a completely executed original instrument without impairing the legal effect of the signature thereon.

        31.    EXHIBITS.    See Exhibits A, B, C, D, E and F attached hereto and incorporated herein.

        32.    PARKING.    Throughout the Term of this Lease, the Leased Premises shall include four (4) full-size parking spaces (including handicapped parking spaces) per one thousand (1,000) square feet of Rentable Building Area, provided that such parking fits within the original Site Plan for the Leased Premises. However, in no event shall the parking contain less than 3.3 full-size parking spaces (including handicapped parking spaces) per one thousand (1,000) square feet of Rentable Building Area.

        33.    PROPERTY MANAGEMENT FEE.    Commencing upon the Completion Date, Landlord, or Landlord's designated assigns, successors or affiliates, shall have the option to provide full-service property management services throughout the Term of the Lease. The property management agreement between the Landlord and the property management firm shall be in customary form and shall provide for a property management fee to be paid by Tenant as an Operating Expense in an amount equal to the greater of three and one-half percent (3.5%) of the total Base Rent (as increased from time to time) to be paid by Tenant hereunder, or Fifty Cents ($.50) per square foot of Rentable Building Area.

        34.    RELEASE RELATING TO AIRPORT.    Tenant acknowledges that the Leased Premises are located within the inner critical zone of the Fort Collins-Loveland Municipal Airport ("Airport") as such term is defined in the "Land Use Plan Fort Collins-Loveland Municipal Airport, Loveland, Colorado," as amended. As a result of the close proximity of the Leased Premises to the Airport, Tenant further acknowledges that, during the Term of the Lease, various types of aircraft will occupy the airspace above and adjacent to the Leased Premises, including, but not limited to, jet aircraft, propeller-driven aircraft, civil aircraft, military aircraft, commercial aircraft, helicopters and all types of aircraft or vehicles now in existence or hereafter developed, regardless of existing or future noise levels, for the purpose of transporting persons or property through the air. Tenant enters into this Lease with full knowledge of the potential impact of the proximity of the Airport to the Leased Premises and the operations conducted thereon. In consideration of Landlord entering into this Lease with Tenant, Tenant hereby fully waives, remises and releases Landlord, its members, managers, agents, employees, contractors, successors and assigns (collectively, "Released Parties"), from any claims, damages, actions, causes of action or rights which it may now have or which it may have in the future against the Released Parties due to noise, vibrations, fumes, dust, fuel particles and all other effects that may be caused or may have been caused by the operation of aircraft landing at, or taking off from, or operating at or on the Airport, including aircraft landing at the Airport as part of air shows conducted at special events authorized by the City.

        35.    SIGNAGE.    Tenant shall have the right to place exterior signage on the Leased Premises, which signage shall first be approved by the Centerra Design Review Committee and shall comply with the Centerra Planned Sign Program and the City's sign codes.

        36.    ROOF AND CONNECTING RIGHTS.    Tenant shall have the right to place upon the roof of the Building, one (1) or more satellite dishes, antennae, microwave dishes, towers and similar communication devices ("Communication Structures"), provided that such Communication Structures (i) have been reviewed and approved by the Centerra Design Review Committee and the City; (ii) are authorized under the Millennium General Development Plan and (iii) are installed in a manner which shall not impair or damage the structural components of the Building. In connection with the placement of Communication Structures upon the roof of the Building, Tenant shall have the right to connect cabling to the Building through pipe chase space and conduits for telecommunication systems and other uses. In addition, Tenant shall have the right to use the Real Property for such cables and conduits. No additional charge shall be made for the exercise of such rights and such rights shall terminate upon the termination of this Lease.

        37.    EXPANSION.    Landlord and Tenant acknowledge that the Real Property and the Building constructed thereon have been configured and designed to allow for expansion of the existing Building. Upon request of Tenant, Landlord and Tenant shall engage in negotiations to expand the existing Building upon terms and conditions similar to those set forth in this Lease and the Development Agreement for the purpose of accommodating any such requested expansion. The parties acknowledge that except for the obligation to negotiate in good faith to achieve such expansion, Landlord has not guaranteed and does not guarantee that such expansion can occur, it being acknowledged that any such expansion will be dependent upon factors beyond the control of Landlord, including, but not limited to, governmental regulations, the ability to secure financing, interest rates and similar items.

        38.    OPTION TO EXTEND.    Landlord grants to Tenant the right, privilege and option to extend the Initial Term of this Lease for two (2) additional terms of five (5) years each ("Extension Options") upon the following conditions:

          (a)   Written notice of Tenant's exercise of any Extension Option must be given to the Landlord no earlier than eighteen (18) months and no less than eight (8) months prior to the expiration of the Initial Term or any extended term ("Extension Term") then in effect after the Initial Term of this Lease.

          (b)   Tenant's right to exercise any Extension Option is conditioned on (i) Tenant not being in default beyond the expiration of any cure period at the time of the exercise of the Extension Option or at the time of the commencement of the applicable Extension Term and (ii) Tenant has exercised the preceding Extension Term. Except with respect to the assignment of the Lease to an Affiliated Transferee, upon assignment or subletting of this Lease, all unexercised Extension Options shall become null and void.

          (c)   The Extension Options granted hereunder will be upon the terms and conditions of the Lease, except that the monthly Base Rent to be paid by Tenant to Landlord during the Extension Term shall be the applicable rate as set forth in Section 1.4 above.

          (d)   In the event that Tenant fails to exercise any Extension Option within the specified period, then that Extension Option and any subsequent Extension Option shall immediately lapse and be of no further force and effect.

        39.    PRIOR AGREEMENTS.    Except as otherwise provided in the Development Agreement, this Lease contains all agreements of the parties with respect to any matter mentioned herein, and no other prior agreement or understanding pertaining to any such matter shall be effective.

        IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written and it is effective upon delivery of a fully-executed copy to Tenant.

HESKA CORPORATION, a Delaware Corporation		CCMRED 40, LLC, a Colorado Limited Liability Company
By:	/s/ ROBERT B. GRIEVE	By:	McWhinney Real Estate Services, Inc., a Colorado Corporation, Manager
Print Name:	ROBERT B. GRIEVE
Print Title:	Chairman and CEO
		By	/s/ DOUGLAS L. HILL
ATTEST:			DOUGLAS L. HILL Chief Operating Officer
By:	/s/ JASON NAPOLITANO
Print Name:	JASON NAPOLITANO	"Landlord"
Print Title:	EVP, CFO and Secretary
"Tenant"

EXHIBIT A TO LEASE

SITE PLAN

EXHIBIT B TO LEASE

LEGAL DESCRIPTION OF REAL PROPERTY

DESCRIPTION

        Proposed Lot 1, Plat of Myers Group Partnership #949 Addition, First Subdivision being a portion of the West 1/2 of Section 3, Township 5 North, Range 68 West of the 6th Principal Meridian, City of Loveland, Larimer County, Colorado and being more particularly described as follows:

        Considering the West line of the Northwest Quarter of said Section 3 as bearing North 01°20'51" East and with all bearings contained herein relative thereto:

        Commencing at the West Quarter Corner of said Section 3; thence along said West line, North 01°20'51" East, 527.58 feet; thence, South 88°39'09" East, 224.11 feet to the POINT OF BEGINNING, said point being the Southwest corner of proposed Lot 1, Plat of Myers Group Partnership #949 Addition, First Subdivision; thence along a non-tangent curve concave to the West having a central angle of 1l°36'11"with a radius of 1135.00 feet, an arc length of 229.85 feet and the chord of which bears North 07°52'20" West, 229.46 feet; thence, North 13°40'26" West, 216.45 feet; thence along a curve concave to the Northeast having a central angle of 03°57'05" with a radius of 2231.00 feet, an arc length of 153.86 feet and the chord of which bears North 11°41'54" West, 153.83 feet; thence, North 37°27'38" East, 110.83 feet; thence, North 83°36'59" East, 167.67 feet; thence along a curve concave to the South having a central angle of 19°16'31" with a radius of 470.00 feet, an arc length of 158.12 feet and the chord of which bears South 86°44'46" East, 157.37 feet; thence, South 77°06'30" East, 18.07 feet; thence, South 00°02'36" West, 682.12 feet; thence, North 89°57'24" West, 294.48 feet to the Point of Beginning.

        The above proposed Lot 1 contains 240,593 square feet more or less and is subject to all easements and rights-of-way now on record or existing.

EXHIBIT C TO LEASE

LIST OF HAZARDOUS SUBSTANCES

Chemical Name	CAS No.	Quantity
(plus-minus)-isoproterenol hydrochloride	949-36-0	5 g
1,2-butanediol	548-03-2	250 g
1,3-butanediol	107-88-0	100 g
1,3-dicyclohexylcarbodiimide, 99%	538-75-0	0.25 g
1,4-dioxane HPLC grade	123-91-1	1 L
1-butanol	34193-38-9	500 ml
1-propanol, or n-propyl alcohol or propyl alcohol	71-23-8	5 L
2 methylbutane	78-78-4	13 L
2,3 butanediol	513-85-9	50 ml
2-mercaptoethanol	60-24-2	2.0 L
2-mercaptoethylamine (cysteamine)	60-23-1	0.25 g
2-propanol, or isopropanol, 99%	67-63-0	59.55 L
3-(1-pyridino)-1-propane sulfonate (also NDSB-201)	15471-17-7	0.25 g
3-methyl butanol (isoamyl alcohol or isopentyl alcohol)	123-51-3	3.525 L
4-allyl-2-methoxyphenol (eugenol)	97-53-0	100 ml
5-bromo-4-chloro-3-indolyl B-D-galactopyranoside; x-gal	7240-90-6	460 mg
8-hydroxyquinoline	148-24-3	25 g
acetic acid	64-19-7	7.5 L
acetone	67-64-1	45 L
acetonitrile	75-05-8	61 L
acetylacetone	123-54-6	100 ml
acrylamide	79-06-1	3.9 kg
alpha terpineol	98-55-5	50 g
aluminum potassium sulfate, dodecahydrate	7784-24-9	100 g
aluminum sulfate	10043-01-3	350 g
amiloride hydrochloride	2016-88-8	1 g
ammonia solution, strong	7664-41-7	500 ml
ammonium acetate	631-61-8	2.1 kg
ammonium chloride	12125-02-9	2 kg
ammonium hydroxide	1336-21-6	2.5 kg
ammonium peroxydisulfate	7727-54-0	500 g
ammonium persulfate	7727-54-0	710 g
ammonium sulfate	7783-20-2	5.5 kg
arsenic acid	7778-39-4	50 g
barium acetate	543-80-6	100 g
barium chloride	10361-37-2	100 g
benzethonium chloride	121-54-0	1 kg
boric acid	10043-35-3	6 kg
butylated hydroxytoluene	128-37 -0	200 g
butyric acid	107-92-6	1 g
cadmium chloride	10108-64-2	100 g
calcium acetate	62-54-4	100 g
calcium chloride, dihydrate	10035-04-8	2.5 kg
cesium chloride	7647-17-8	350 g
cetylpyridinium chloride	123-03-5	100 g
cetyltrimethylammonium chloride	112-02-7	500 ml
charcoal, activated	68647-86-9	3.5 kg
chloroform	67-66-3	1 L
chloroform hplc	67-66-3	8 L
chromium chloride	10025-73-7	100 g
chromium trioxide	1333-82-0	100 g
citric acid	77-92-9	8 kg
cobalt chloride	7646-79-9	175 g
colchicine	64-86-8	500 mg
cupric chloride	7447-39-4	850 g
cupric sulfate pentahydrate	7758-99-8	750 g
cyanogen bromide	506-68-3	6g
diethanolamine	111-42-2	500 g
diethyl pyrocarbonate	1609-47-8	160 ml
diethylamine	109-89-7	750 ml
dimethyl sulfoxide (DMSO)	67-68-5	10.15 L
dimethyldichlorosilane	75-78-5	200 ml
eosin y	17372-87-1	1.5 L
eosin y	17372-87-1	25 g
ethanolamine (mono)	141-43-5	7.1 L
ethidium bromide	1239-45-8	10 g
ethyl acetate, 99% HPLC Grade	141-78-6	3 L
ethyl alcohol, 200 proof (ethanol)	64-17-5	19 pints
ethyl alcohol, anhydrous, denatured (or ethanol)	64-17-5	36.2 L
ethylene glycol	107-21-1	1.75 L
ethylene glycol monomethyl ether	109-86-4	500 ml
ferric chloride	7705-08-0	1.2 kg
ferrous sulfate	7720-78-7	750 g
formaldehyde	50-00-0	10.1 L
formalin, 10% neutral buffered		4 L
formamide	75-12-7	4.4 L
formic acid	64-18-6	11 L
formic acid	64-18-6	2.1 kg
glycerol	56-81-5	6.1 L
glyoxal	107-22-2	300 g
guanidine hydrochloride	50-01-1	106.2 kg
hematoxylin stain solution (gill formulation)		2L
hematoxylin stain solution (gill formulation)		5g
hexadecyltrimethylammonium bromide	57-09-0	100 g
hexane, 95+% HPLC grade	110-54-3	2 L
hydrochloric acid; HCL 12N	7647-01-0	30 L
hydrogen peroxide, 30% w/w solution (H202)	7722-84-1	16.1 L
hydroxylamine	7803-49-8	100 g
imidazole	288-32-4	4.5 kg
indomethacin (formvar Resin)	53-86-1	8.25g
iodine—(technical grade)	7553-56-2	50 g
isooctane	540-84-1	1 L
lactic acid	50-21-5	100 g
lanthanum chloride, anhydrous	10099-58-8	50 g
lead citrate	512-26-5	35 g
lead nitrate	10099-74-8	500 g
lithium carbonate	554-13-2	250 g
lithium chloride	7447-41-8	200 g
magnesium chloride	7786-30-3	2.05 kg
magnesium chloride hexahydrate	7786-30-3	750 g
maleic acid	110-16-7	500 g
malic acid	6915-15-7	100 g
mercuric chloride	7487-94-7	525 g
methanol (methyl alcohol)	67-56-1	50 L
methyl acetate	79-20-9	100 ml
methyl formamide	123-39-7	100 g
methylamine	74-89-5	500 ml
methylene chloride (dichloromethane, or MeC12)	75-09-2	600 ml
methylene chloride mixture	75-09-2	500 ml
methylsulfoxide	67-68-5	1 L
metrizamide	31112-62-6	50 g
N,N,N',N'-tetramethylethylene diamine, or temed	110-18-9	110 ml
n,n-dimethylformamide	68-12-2	2.075 L
n,n'-methylenebisacrylamide	110-26-9	200 g
nessler reagent		500 ml
n-heptafluoroacetic acid, HPLC grade	375-22-4	100 ml
nickel(ll) chloride hexahydrate	7791-20-0	1.1 kg
nitric acid	7697-37 -2	500 ml
octanol	111-87-5	5 ml
o-phosphoric acid	7664-38-2	4 L
paraformaldehyde	30525-89-4	2 kg
p-chloromercuribenzoic acid	59-85-8	1 g
pentane-1,5-dial (glutaraldehyde)	111-30-8	1 L
periodic acid (hydrated)	10450-60-9	25 g
permount mounting media	10888-33	2.0 L
phenol buffer, saturated	108-95-2	300 ml
phenol chloroform		100 ml
phenol, ultrapure	108-95-2	100 g
phenol:chloroform:isoamyl alcohol 25:24: 1	136112-00-0	1.6 L
phenylhydrazine hydrochloride	59-88-1	5 g
phosphoric acid	7664-38-2	100 g
phosphorus pentoxide	1314-56-3	500 g
polyvinyl alcohol	9002-89-5	500 g
polyvinylpyrrolidone	9003-39-8	3.205 kg
potassium carbonate	584-08-7	500 g
potassium chloride	7447-40-7	4.0 kg
potassium ferrocyanide	13943-58-3	1 kg
potassium hydroxide	1310-58-3	1 kg
potassium iodate	5/6/58	100 g
potassium iodide	7681-11-0	100 g
potassium metabisulfite	16731-55-8	500 g
potassium permanganate	7722-64-7	500 g
potassium thiocyanate	333-20-0	500 g
p-phenylenediamine (1,4-phenylenediamine)	106-50-3	150 g
protein assay reagent	151-21-3	2.005 L
pyridine	7291-22-7	500 ml
pyrimethamine	58-14-0	35 g
quinine sulfate, dihydrate	6119-70-6	5 g
reagent alcohol	6591-63-5	8 L
rotenone technical	83-79-4	1 g
salicylic acid	69-72-7	200 g
saponin	8047-15-2	110 g
schiffs reagent		500 ml
semicarbazide hydrochloride	563-41-7	100 g
sigmacote		10 g
sigmacote		300 ml
silica	60676-86-0	100 g
silica gel 30-60 mesh, grade 15	112926-00-8	300 g
silver nitrate	7761-88-8	230 g
sodium azide	26628-22-8	1.35 kg
sodium bisulfate	7681-38-1	1.1 kg
sodium borohydride	7790-28-5	325 g
sodium carbonate	497-19-8	4.5 kg
sodium chlorite	7758-19-2	100 g
sodium cyanoborohydride	25895-60-7	90 g
sodium formate	141-53-7	500 g
sodium hydrosulfite	7775-14-6	100 g
sodium hydroxide 50% solution, lw/w	1310-73-2	28 L
sodium hydroxide solution, 5.0N	1310-73-2	4.0 L
sodium hydroxide solution, 6.0N	1310-73-2	1 L
sodium hydroxide, pellets	1310-73-2	15.45 kg
sodium hypochlorite	7681-52-9	500 ml
sodium iodate	7681-55-2	400 g
sodium nitrite	7632-00-0	1.6 kg
sodium nitroprusside	14402-89-2	50 g
sodium selenite	10102-18-8	20 g
sodium thiocyanate	540-72-7	5.6 kg
sulfosalicylic acid, dihydrate	5965-83-3	1.6 kg
sulfuric acid	7664-93-9	7.5 L
sulfuric acid, 2.5 N	7664-93-9	2.0 L
tannic acid	1401-55-4	300 g
test cholera toxin		1 mg
tetramethylammonium chloride	75-57-0	500 g
tetramethylammonium chloride	75-57-0	500 ml
tetramethylammonium hydroxide	10424-65-4	5 g
thimerosal	54-64-8	125 g
thymol	89-83-8	50 g
tolbutamide	64-77-7	0.25 g
toluene	108-88-3	500 ml
toluene	108-88-3	500 ml
trichloroacetic acid	76-03-9	2.5 kg
trichloroacetic acid	76-03-9	570 ml
triethanolamine	102-71-6	100 g
triethanolamine	102-71-6	500 ml
triethylamine	121-44-8	1.5 L
trifluoroacetic acid (also; TFA)	76-05-1	3.12 L
urea	57-13-6	30.04 kg
xylenes	1330-20-7	8 L
zinc acetate	557-34-6	500 g
zinc chloride	7646-85-7	875 g
zinc sulfate	7733-02-0	2.3 kg

EXHIBIT D TO LEASE

ADDENDUM
(Rent)

        THIS LEASE ADDENDUM is made and entered into this              day of                         , 2004, by and between CCMRED 40, LLC, a Colorado Limited Liability Company ("Landlord"), and HESKA CORPORATION, a Delaware Corporation ("Tenant").

RECITALS

        1.     Landlord and Tenant previously entered into a Net Lease Agreement dated as of                         , 2004, pursuant to which Landlord leased to Tenant the "Leased Premises" as more fully described therein ("Lease Agreement").

        2.     The Lease Agreement contains a formula to establish the Base Rent during the initial eighteen (18) year term and the two (2) five (5) year renewal options.

        3.     The parties desire to establish and set forth the annual Base Rent and the monthly Base Rent during the Initial Term and each of the two (2) Extension Options thereafter.

        NOW, THEREFORE, for and in consideration of the foregoing recitals and mutual promises of the parties and other good and valuable consideration, the receipt and adequacy of which are hereby confessed and acknowledged, the parties hereto agree as follows:

        1.    Base Rent.    Section 1.4 of the Lease Agreement entitled "Base Rent" is hereby amended and restated in its entirety to provide as follows:

1.4	"BASE RENT":	Years	Annual Base Rent Monthly Base Rent
		2	The annual and monthly Base Rent during Lease Year 2 shall be equal to one hundred six percent (106%) of the initial annual and monthly Base Rent
3-18
The annual and monthly Base Rent during Lease Years 3 through 18, inclusive, and during any renewal options exercised by Tenant, shall be equal to one hundred three percent (103%) of the adjusted annual and monthly Base Rent during the previous Lease Year, resulting in a three percent (3%) increase over Lease Year 2 and each subsequent Lease Year, compounded annually

        2.    Validity Reaffirmed.    Except as expressly amended or modified herein, all of the terms and provisions of the Lease Agreement shall remain the same and the validity of the Lease Agreement is hereby reaffirmed by the parties hereto.

        3.    Effective Date.    The effective date of this Lease Addendum shall be as of                         ,         .

        IN WITNESS WHEREOF, the parties have executed this Lease Addendum on the day and year first above written.

HESKA CORPORATION, a Delaware Corporation	CCMRED 40, LLC, a Colorado Limited Liability Company
By:	By:	McWhinney Real Estate Services, Inc.,
a Colorado Corporation, Manager
Print Name:

Print Title:

By
DOUGLAS L. HILL Chief Operating Officer
ATTEST:
By:

Print Name:	"Landlord"

Print Title:

"Tenant"

EXHIBIT E TO LEASE

COMMENCEMENT CERTIFICATE

Heska Corporation
Attention:
1613 Prospect Park Way Fort Collins, CO 80525
RE:
Net Lease Agreement dated as of                         , 2004 ("Lease"), by and between CCMRED 40, LLC, a Colorado Limited Liability Company, as Landlord, and HESKA CORPORATION, a Delaware Corporation, as Tenant, pertaining to approximately 5.52 acres of real property with a building containing approximately sixty thousand seven hundred fifty-six (60,756) gross square feet and approximately fifty-eight thousand ninety-six (58,096) square feet of Rentable Building Area constructed thereon

Dear Tenant:

        With regard to the referenced Lease (initially capitalized words not otherwise defined have the same meaning set forth in the Lease), Landlord and Tenant acknowledge that, in accordance with Sections 1.3, 3 and 5 of the Lease, the Commencement Date is 12:01 a.m.,                         , 2004, and the Expiration Date is 12:00 midnight,                         ,         .

        Please acknowledge the foregoing by having an authorized officer sign in the space provided below and return this Commencement Certificate to our office. This document may be executed in counterparts, each of which shall constitute the original. Facsimile signatures shall be binding as original signatures.

Very truly yours,
CCMRED 40, LLC, a Colorado Limited Liability Company
By:	McWhinney Real Estate Services, Inc., a Colorado Corporation, Manager
	By	Douglas L. Hill Chief Operating Officer
"Landlord"

ACKNOWLEDGED AND AGREED this day of , .
HESKA CORPORATION, a Delaware Corporation
By:

Print Name:

Print Title:

ATTEST:
By:

Print Name:

Print Title:

"Tenant"

EXHIBIT F TO LEASE

TENANT ESTOPPEL CERTIFICATE

DATE:

The undersigned, Heska Corporation, a Delaware corporation ("Tenant") hereby certifies to                          ("Lender"):

           1.  The undersigned is the tenant under that certain Net Lease Agreement (together with all amendments, modifications, extensions and supplements thereto, the "Lease"), dated as of                         , 2004, made by                         , a Colorado limited liability company, as landlord (the "Landlord"), to Tenant, covering those certain premises described therein and located in the City of Loveland, Larimer County, Colorado (the "Premises"). Tenant is the sole owner of the entire lessee's interest in the Lease.

           2.  Tenant has inspected the Premises and accepted possession of the Premises pursuant to the Lease and Landlord has fulfilled all of the requirements with respect to the delivery of possession of the Premises to Tenant under the Lease. The term of the Lease is for eighteen (18) years, which Lease term commenced on                         . The termination date of the Lease term, excluding renewals and extensions, is                         .

           3.  Any improvements required by the terms of the Lease to be made at any time by Landlord have been completed to the satisfaction of Tenant in all respects, all allowances or reimbursements payable to Tenant under the Lease have been paid in full, and Landlord has fulfilled all of its duties under the Lease.

           4.  All obligations of the Landlord under the Lease required to have been completed on or before the date hereof and under any other agreements between the Tenant and the Landlord relating to the purchase, sale and development of the Premises have been duly performed and completed including, without limitation, any obligations of the Landlord to make or pay the Tenant for any improvements, alterations, work, repairs or maintenance done on the Premises.

           5.  The Lease has not been assigned, modified, supplemented or amended in any way. The Lease and the Development Agreement entered into by the parties in connection with the construction of the Premises constitute the entire agreement between the parties with respect to the rental of the Premises. There are no other agreements between Landlord and Tenant concerning the Premises. Attached hereto as Exhibit A is a true, correct and complete copy of the Lease, together with all amendments, modifications, extensions and supplements thereto.

           6.  The Lease is valid, binding and enforceable against the Landlord and the Tenant and in full force and effect, and neither Landlord nor Tenant are in default under the Lease and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease. Tenant has no defense, setoff or counterclaim against Landlord arising out of the Lease or in any way relating thereto.

           7.  The initial Base Rent (as defined in the Lease) is $                         per year payable in equal monthly installments of $                         (the "Rent"). Tenant has paid and is presently paying the full Rent together with all additional rent, real estate taxes, insurance and operating expenses and all other sums or charges due and payable under the Lease by Tenant. The Tenant's security deposit paid to Landlord is $-0-.

           8.  No Rent or other sum payable under the Lease has been paid more than one month in advance.

           9.  Tenant has no rights under the Lease to any offset of Rents and Tenant has no rights under the Lease to terminate the Lease.

         10.  The Lease contains, and the Tenant has, no options or rights of first refusal to purchase the Premises or any part thereof or all or any part of the real property or improvements of which the Premises are a part. The Lease contains, and the Tenant has, no right to terminate the Lease or to an abatement of Rent in connection with a casualty or condemnation.

         11.  No actions, whether voluntary or otherwise, are pending against the Tenant or any partner or member of the Tenant under the bankruptcy laws of the United States or any state thereof.

         12.  The Tenant has not sublet the Premises to any sublessee and has not assigned any of its rights under the Lease. No one except the Tenant and its employees occupies the Premises. Tenant agrees that it will not subordinate the Lease or its interest in the Premises to any mortgage or encumbrance, other than the Deed of Trust and Security Agreement (the "Deed of Trust"), dated as of                         , made by Landlord, as grantor, to the trustee named therein for the benefit of Lender, without the prior written consent of Lender.

         13.  Tenant acknowledges that Tenant has received notice that the Lease will be assigned to Lender, and Tenant has received no notice of a prior assignment, hypothecation or pledge of the Lease or the rents, income, deposits or profits arising thereunder. Tenant understands that under the provisions of the assignment, the Lease cannot be terminated by the Landlord (either directly or by the exercise of any option which could lead to termination) or modified in any of its terms, or consent be given to the release of any party having liability thereon, without the prior written consent of Lender, in the Lender's sole discretion, that without such consent, no Rent may be collected or accepted more than one month in advance and that the interest of the Landlord in the Lease has been assigned to Lender solely for the purposes specified in the assignment and Lender assumes no duty, liability or obligations whatever under the Lease or any extension or renewal thereof.

         14.  Tenant agrees to send to Lender a copy of any notice of default under the Lease and to allow Lender a period of thirty (30) days after the receipt by Lender of the foregoing notice to commence to cure such default. If the Lender commences to cure such default, Tenant will not terminate the Lease so long as the Lender complies with all provisions of the Lease requiring the payment or expenditure of money by Landlord. Tenant shall give such written notice of default to any successor in interest of Lender, any purchaser at a foreclosure sale under the Deed of Trust, any transferee who acquired the Premises pursuant to exercise of a power of sale or by deed in lieu of foreclosure or any successor or assign thereof.

         15.  Tenant shall not look to Lender, as mortgagee, mortgagee in possession, or successor in title to Landlord in connection with the return of or accountability with respect to any security deposit held by Landlord, unless said sums have actually been received by Lender as security for Tenant's performance under the Lease.

         16.  Tenant shall neither suffer nor itself manufacture, store, handle, transport, dispose of, spill, leak, dump any toxic or hazardous waste, waste product or substance (as they may be defined in any federal or state statute, rule or regulation pertaining to or governing such wastes, waste products or substances) on the property mortgaged to Lender at any time during the term, or extended term, of the Lease.

         17.  All notices and other communications from Tenant to Lender shall be in writing and shall be delivered or mailed by certified or registered mail, postage paid, return receipt requested, addressed to Lender at                                                  , or at such other address as Lender or any successor, purchaser or transferee shall furnish to Tenant in writing.

         18.  This Estoppel Certificate is being executed and delivered by Tenant to induce Lender to make a loan to Landlord in the amount of $                         for the construction of certain improvements upon the Premises, which loan is to be secured in part by an assignment to Lender of Landlord's interest in the Lease and with the intent and understanding that the above statements will be relied upon by Lender.

TENANT:
HESKA CORPORATION, a Delaware Corporation
By:

Print Name:

Print Title:

ATTEST:
By:

Print Name:

Print Title:

QuickLinks

NET LEASE AGREEMENT
EXHIBIT A TO LEASE SITE PLAN
EXHIBIT B TO LEASE LEGAL DESCRIPTION OF REAL PROPERTY
EXHIBIT C TO LEASE LIST OF HAZARDOUS SUBSTANCES
EXHIBIT D TO LEASE ADDENDUM (Rent)
EXHIBIT E TO LEASE COMMENCEMENT CERTIFICATE
EXHIBIT F TO LEASE TENANT ESTOPPEL CERTIFICATE